                                                                   Exhibit D-5.3

                           SOAH DOCKET NO. 473-98-0839
                              PUC DOCKET NO. 19265

APPLICATION OF CENTRAL AND                            BEFORE THE
SOUTH WEST CORPORATION AND
AMERICAN ELECTRIC POWER                        PUBLIC UTILITY COMMISSION
COMPANY, INC. REGARDING
PROPOSED BUSINESS COMBINATION                          OF TEXAS


                         MOTION TO IMPLEMENT SETTLEMENT

         Now come the Signatories to the attached Integrated Stipulation and Agreement, Applicants American Electric Power Company, Inc. ("AEP") and Central and South West Corporation ("CSW"), the General Counsel of the Public Utility Commission of Texas, the Office of Public Utility Counsel, certain Cities served by CSW, Texas Industrial Energy Consumers, the State of Texas, and the Low-Income Intervenors, and request that the ALJ and the Commission approve and implement the Integrated Stipulation and Agreement in this Docket.

                                       I.

                 Summary of Integrated Stipulation and Agreement

         The Agreement provides for the following:

* Rate reductions: Total rate reductions of $221,000,000 by the CSW Texas operating companies over a period of six years, broken down as follows:

                -       CPL:                    $142,840,000
                -       SWEPCO:                 $ 42,080,000
                -       WTU:                    $ 36,080,000

         The Signatories agree that these rate reductions are in addition to any rate reduction provided for in legislation and will be implemented regardless of any changes to the current regulatory structure in Texas or implementation of a legislatively-mandated rate freeze.

*        Low-income program:  An expanded Low-Income Program.

* Customer Education Plan: Implementation of a Customer Education Plan in the event of electric industry restructuring legislation.

* ECOM amortization: An additional commitment by CPL to amortize $60,000,000 of ECOM over six years ($20,000,000 in 2000 and 2001 and
         $5,000,000 per year in 2002-2005).

* Rate moratorium: Applicants agree to a rate moratorium until January 1, 2003, subject to certain force majeure provisions. Other Signatories (except General Counsel) agree not to initiate a base rate proceeding against the CSW Texas operating companies that would result in a change in base rates prior to January 1, 2001.

* Off-system sales margins: A sharing of off-system sales margins in excess of historical levels.

* Jurisdictional issues: Preservation of status quo concerning CSW operating companies' relationship with ERCOT and the SPP, absent prior Commission authorization for a change.

* Affiliate standards: Applicants agree to abide by affiliate standards set out in the Agreement until new standards are enacted by rule or legislation. The standards in the Agreement include financial policies and guidelines for transactions between AEP operating companies, access to books and records, restrictions on extension of credit to affiliates, requirements for separation of employees and facilities, restrictions on information exchange, comparability requirements, provisions governing transfer of utility assets, and a requirements for biennial audits.

* Market power mitigation plan: A market power mitigation plan that provides, subject to Commission approval, for divestiture of 250 MW from CSWE's Frontera Plant and 1354 MW from CPL plants, subject to certain recall provisions if necessary to supply CPL's native load and existing firm wholesale contracts. In addition, the Applicants have agreed to divest 300 MW in the SPP.

* Customer service standards: Customer service standards, including service quality standards (service turn-on and upgrade, light replacement, telephone response, reporting requirements), reliability standards and financial guarantees to meet those standards, and provisions for an Office of Consumer Protection audit of service quality.

                                       2
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                                      II.

                     Request for Establishment of Procedures

         The Signatories also request that the ALJ expeditiously schedule a prehearing conference to establish a new procedural schedule for consideration of the Integrated Stipulation and Agreement. The Signatories propose the following schedule:


          Supplemental Testimony in Support of the Stipulation          May 21
          Discovery on Supplemental Testimony Ends                      June 11
          Testimony of Non-Signatory Parties                            June 25
          Motions to Strike Direct Testimony of All Parties             July 2
          Discovery on Testimony of Non-Signatory Parties Ends          July 9
          Responses to Motions to Strike Direct Testimony               July 9
          Rebuttal Testimony                                            July 9
          Motions to Strike Rebuttal Testimony                          July 15
          Discovery on Rebuttal Testimony Ends                          July 16
          Responses to Motions to Strike Rebuttal Testimony             July 19
          Hearing on the Merits                                         July 19

Discovery Response Times:

          Signatories' Testimony on Stipulation              Ten Working Days
          Non-Signatory Testimony                            Ten Working Days
          Signatories' Rebuttal Testimony                    Five Working Days

Time for Filing Objections to RFIs on the Following Testimony:

          Signatories' Testimony on the Stipulation          Five Working Days
          Non-Signatory Testimony                            Five Working Days
          Signatories' Rebuttal Testimony                    Three Working Days

Time from Receipt of Objections for Filing Motions to Compel and Responses to Motions to Compel on Objections to the Following Testimony:

          Signatories' Testimony on the Stipulation          Five Working Days
          Non-Signatory Testimony                            Three Workings Days
          Signatories' Rebuttal Testimony                    Two Working Days

         Wherefore, the Signatories request that the ALJ and the Commission grant the relief requested herein.


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
                                        Respectfully submitted,

CLARK, THOMAS & WINTERS                     BRACEWELL & PATTERSON, L.L.P.
A Professional Corporation

                                            By: /s/ Philip F. Ricketts
                                                ----------------------
By: /s/ Walter Demond                         Philip F. Ricketts
    -----------------
    Walter Demond                               111 Congress Avenue, Suite 2300
    P.O. Box 1148                               Austin, TX  78701
    Austin, TX  78767                           (512) 472-7800
    (512) 472-8800                              (512) 472-9123 Fax
    (512) 474-1129 Fax

                                            BROYLES & PRATT
ATTORNEYS FOR AMERICAN ELECTRIC             A Professional Corporation
POWER COMPANY, INC.                             One Northpoint Centre, Suite 250
                                                6836 Austin Center Boulevard
BUTLER, PORTER, GAY & DAY                       Austin, TX  78731
                                                (512) 794-2100
Geoffrey M. Gay                                 (512) 794-2111 Fax
1600 Shoal Creek Blvd., Suite 302
Austin, TX  78701
(512) 474-7475                              ATTORNEYS FOR CENTRAL
(512) 474-7443 Fax                          AND SOUTH WEST CORPORATION

                                            MAYOR, DAY, CALDWELL & KEETON,
ATTORNEYS FOR CITIES OF ABILENE,            L.L.P.
CORPUS CHRISTI, MCALLEN, VICTORIA,
BIG LAKE, VERNON AND PADUCAH                Rex D. VanMiddlesworth
                                            C. Lane Mears
LOW INCOME INTERVENORS                      100 Congress Avenue, Suite 1500
                                            Austin, TX  78701
Neish A. Carroll                            (512) 320-9200
Texas Legal Services Center                 (512) 320-9292 Fax
815 Brazos, Suite 1100
Austin, TX  78701                           ATTORNEYS FOR TEXAS INDUSTRIAL
(512) 477-6000                              ENERGY CONSUMERS
(512) 477-6576 Fax


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OFFICE OF PUBLIC UTILITY COUNSEL          STATE OF TEXAS

James K. Rourke, Jr.                      Bryan L. Baker, Ass't Attorney General
Assistant Public Counsel                  Consumer Protection Division
1701 North Congress Avenue                300 West 15th St., 9th Floor
Austin, TX  78701                         Austin, TX  78701
(512) 936-7500                            (512) 475-4237
(512) 936-7520                            (512) 322-9114 Fax


PUBLIC UTILITY COMMISSION OF
TEXAS

Bret J. Slocum
Director-Legal Division

Russell Trifovesti
Assistant Director - Legal Division

Thomas S. Hunter
Assistant General Counsel
Christopher Green
Assistant General Counsel
1701 North Congress Avenue
(512) 936-7272
(512) 936-7268 Fax


                             CERTIFICATE OF SERVICE



         I certify that a copy of this document was served on all parties of record in this proceeding on this 4th day of May, 1999, by facsimile, first-class mail or hand delivery.



                                                  /s/ Walter Demond
                                                  -----------------
                                                  Walter Demond


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                                   INTEGRATED
                            STIPULATION AND AGREEMENT


                  This Integrated Stipulation and Agreement ("Agreement") is made and entered into by and among American Electric Power Company, Inc. ("AEP") and Central and South West corporation ("CSW"), referred to jointly as "Applicants," and other entities whose authorized representatives have signed it. Applicants and such other signatories are at times referred to jointly herein as the "Signatories" (also referred to individually as "Signatory").

                  WHEREAS, on April 30, 1998, AEP and CSW filed an Application with the Public Utility Commission of Texas ("PUCT") pursuant to Section 14.101 of the Public Utility Regulatory Act ("PURA"), requesting that the PUCT find their proposal to combine their systems ("merger") to be consistent with the public interest ("Application");

                  WHEREAS, notice of the filing of the Application and the Commission's proceeding to evaluate it was published once each week for four consecutive weeks in newspapers of general circulation in each Texas county served by Central Power and Light Company ("CPL"), West Texas Utilities Company ("WTU") and Southwestern Electric Power Company ("SWEPCO"), the electric utility operating company subsidiaries owned by CSW. In addition, individual notice was given by mail to each Texas customer of CPL, WTU and SWEPCO and supplemental notice was given in accordance with Order Nos. 43 and 45;

                  WHEREAS, the Signatories desire to resolve all outstanding merger-related issues among them;

                  WHEREAS, this Agreement involves all issues in this proceeding in a manner the Signatories believe is consistent with the public interest, and the Signatories, along with the non-signatory parties who do not oppose the Agreement, represent diverse interests;

                  WHEREAS, the Signatories believe that fully contested hearings in this case would be time-consuming and expensive for all parties and that the public interest will be served by adoption of an order consistent with this Stipulation;

                  WHEREAS, the WTU rate freeze expired in October 1998;

                  WHEREAS, there are currently pending in the Texas courts appeals of prior PUCT Docket Nos. 14965 and 17460 concerning CPL and SWEPCO, respectively;

                  WHEREAS, the Signatories desire to resolve all issues in Docket No. 17460 and certain issues in Docket No. 14965 as part of this Agreement;

                  WHEREAS, the PUCT is currently considering adoption of an affiliate code of conduct and has recently considered reliability and service quality issues in several proceeding;
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                  WHEREAS, the Signatories desire to address affiliate code of conduct and service quality issues in response to the PUCT's stated concerns;

                  WHEREAS, AEP and CSW previously entered into a Stipulation and Agreement with the Office of Public Utility Counsel and certain Cities served by CSW;

                  WHEREAS, the parties to the previous Stipulation and Agreement have now reached agreement with additional parties, including the General Counsel of the Public Utility Commission of Texas, Texas Industrial Energy Consumers, the State of Texas, and the Low-Income Intervenors;

                  WHEREAS, this subsequent agreement accomplishes the Signatories' desire to resolve as many pending and potential issues and disputes existing among them as possible; and

                  WHEREAS, the Signatories wish to consolidate the terms of this subsequent agreement with the terms of the previous Stipulation and Agreement to produce this Integrated Stipulation and Agreement.

                  NOW, THEREFORE, in consideration of the mutual agreements and covenants herein, the Signatories, through their undersigned representatives, agree to and recommend for PUCT approval the following provisions of this Agreement as a means of fully resolving the issues among them in Docket No. 19265 and other proceedings referenced in this Agreement:

1.   Definitions

                  The term "Merged Company" refers to post-merger AEP and its successors in interest.

                  "Texas operating company" refers to either CPL, WTU or SWEPCO, and their respective successors in interest. "Texas operating companies" refers collectively to CPL, WTU, SWEPCO and their respective successors in interest.

                  The term "actual native load requirements" refers to firm wholesale contractual load requirements existing as of the date of this Agreement and load requirements of firm retail customers.

                  The term "effective date of the merger" refers to the "closing date" as defined in Annex A to the Agreement and Plan of Merger attached to Thomas V. Shockley's testimony as Exhibit TVS-4.

                  References to CPL, WTU or SWEPCO include their respective successors in interest.

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
2.   Support For the Merger

         A. The signatories hereby stipulate and agree, and urge the PUCT to issue a Final Order finding, that the Application in Docket No. 19265, as modified and contained in this Agreement, is in the public interest and otherwise consistent with the requirements of Section 14.101 of PURA.

         B. All Signatories agree to fully support this Agreement in all respects and to use all reasonable efforts to obtain prompt adoption of a final order in Docket No. 19265 based upon this Agreement. Further, all Signatories agree to defend the terms of this Agreement.

3.   Regulatory Plan

         A.       Texas Retail Rate Reductions.

                  The Texas operating companies will implement net merger savings rate reduction riders which will reduce rates to customers by the annual amounts shown in Attachment A beginning with the first revenue month after the effective date of the merger. The annual rate reduction amounts shown in Attachment A will be allocated to rate classes based 50% upon a total revenues factor and 50% upon a year-end customer factor, as shown on Attachment A. Table A-1. Each individual year's rate reduction will apply for a twelve month period with the last reduction continuing to apply in years following the end of year six until base rates for the Texas operating company are changed. Notwithstanding any base rate proceeding during the six year period after the effective date of the merger, the annual amounts shown in Attachment A will remain in effect.

         B. The annual base rate reduction amounts are net "bottom-line" amounts not subject to any offset.

         C. The Texas operating companies agree to implement the above rate reductions in the manner and amounts described above notwithstanding any changes to the current regulatory structure in Texas or implementation of a legislatively-mandated rate freeze. In the event that retail electric restructuring legislation is implemented in Texas including any divestiture, unbundling or restructuring, the Texas operating companies agree to apply the regulatory plan's provisions to regulated rates of their customers.

         D. The Signatories agree that any legislatively mandated reductions or credits to base rates that are part of any retail electric restructuring legislation implemented in Texas shall not diminish or offset, but shall be in addition to, the base rate reductions established in this proceeding.

         E. The Merged Company and Texas operating companies agree not to request under currently existing law any new resource surcharge or Power Cost Recovery Factor

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
                  ("PCRF") for increase in any existing resource surcharge or PCRF that would become effective within a period of six years after the effective date of the merger or until retail electric restructuring legislation is implemented in Texas, whichever first occurs. Notwithstanding the previous sentence, the Merged Company or a Texas operating company may request a new or increased surcharge or PCRF if the requested surcharge or PCRF was authorized in Docket Nos. 18041 or 18845 or is to provide for recovery of fuel and purchased power energy savings resulting from demand-side management ("DSM") as required by the preliminary integrated source plan in Docket No. 16995.

                  In addition, the Merged Company or a Texas operating company may request a surcharge or PCRF related to acquisition of additional short-term capacity or DSM resources required to meet the load requirements specified in subparagraphs (1) and
                  (2) below. The following provisions will apply to any such request made by the Texas operating companies:

                  (1) for amounts of short-term capacity or DSM resources required to meet a reserve margin based upon actual native loan requirements plus a 15% reserve margin during each annual period, the Merged Company and Texas operating companies agree that the costs which may be requested in a surcharge or PCRF will be limited to the cost of the short-term capacity or DSM less the amount of production capacity costs per kilowatt embedded in current base rates times the kilowatts of short-term capacity of DSM required to meet the actual native load requirements and 15% reserve margin.

                  (2) For amounts of short-term capacity or DSM resources required by the PUCT to be purchased in excess of actual native load requirements plus a 15% reserve margin during each annual period, the Merged Company and Texas operating companies agree that the costs which may be requested in a surcharge or PCRF will be limited to the cost of the short-term capacity or DSM.

                  Any PCRF implemented pursuant to this section is not subject to adjustment pursuant to Section 3.F.(3) below. The Merged Company's request for recovery of any surcharge or purchased power costs pursuant to this Section 3.E. will not be considered a base rate case and will not trigger any rate treatments illustrated on Attachment F, and the Attachments A and H rate credits will remain in place. This Agreement does not prevent any Signatory from opposing any request referenced in this Section 3.E.

         F.       (1)      Subject to subparagraph F.(3), in a proceeding to
                           change base rates of a Texas operating company to become effective prior to the end of the six year period after the effective date of the merger, a "net merger savings" expense item, the purpose of which is to prevent ratepayers from receiving their share of merger savings twice and to ensure that the shareholders retain their share of net merger savings attributable to the Texas operating company, will be reflected as reasonable and necessary operating expenses in the calculation of cost of service. The annual amounts of the net merger savings expense item for each of the Texas operating companies are included in Attachment
                           B. The amount to be included in cost of service shall be based upon the test year period.

                  (2) The Merged Company and Texas operating companies will defer and amortize their merger related costs-to-achieve over a six year period following the effective date of the merger. Costs to achieve the merger are those costs incurred to consummate the merger and combine the operations of AEP and CSW. These costs include, but are not limited to, investment banking fees; consulting and legal services incurred in connection with obtaining regulatory and shareholder approvals; transition planning and development costs; employee separation costs including severance costs, change-in-control payments and retraining costs; and facilities consolidation costs. Subject to subparagraph F. (3), in any proceeding to change base rates of a Texas operation company to become effective prior to the end of the six year period after the effective date of the merger and that is not initiated to implement electric industry restructuring legislation, the annual amount of amortization of costs to achieve the merger included in Attachment C will be reflected as a reasonable and necessary expense included in the calculation of cost of service.

                  (3) In any proceeding initiated by a Texas operation company requesting an increase to overall base rate revenues to become effective prior to end of the six year period after the effective date of the merger:

                           (a) The net merger savings expense item and annual amount of amortization of costs to achieve the merger will not be included in the calculation of the cost of service unless the Texas operating company demonstrates:

                                    (i)      that the proposed rate increase
                                             results from circumstances not
                                             directly or indirectly related to
                                             the merger; and

                                    (ii)     that the full level of achieved
                                             merger savings for the applicable
                                             year as reflected in Attachment D
                                             have been achieved; and

                           (b)      The revenue requirements otherwise
                                    determined to be reasonable and necessary will be reduced by the annual amounts included in Attachment E.

                  (4) The Merged Company and the Texas operating companies, subject to the following force majeure provisions, agree not to initiate a base rate

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
                           proceeding seeking an overall base rate revenue increase to be effective prior to January 1, 2003 or three years from the effective date of the merger, whichever is later (the "rate moratorium"):

                           (a) Changes in statutory Federal income tax provisions which result in a material known and measurable increase of tax expense of the Texas operating company initiating the proceeding;

                           (b) Legislative or governmental regulatory action, other than loss of load resulting from electric industry restructuring, which has a material direct impact on the Texas operating company's non-fuel cost of providing service;

                           (c)      Other material increases in a Texas
                                    operating company's known and measurable annual non-fuel operating expenses which are outside its control; and

                           (d) A review of the Texas operating company's rates instituted and allowed to proceed under PURA Section 36.151.

                           For purposes of this force majeure provision, the annual levels of materiality for each Texas operating company on a Texas retail basis shall be 5% of normalized base revenues for the previous year. For example, for a force majeure event occurring in 2001, the annual level of materiality would be 5% of the normalized base revenues for the year 2000.

                  (5) Subject to the limitations in Sections 3.B, 3.C and 3.D above, during the rate moratorium the Texas operating companies may request and support any changes to rates that they believe appropriate or desirable in connection with any filings required to implement any regulatory or legislatively-imposed restructuring or unbundling of services provided by electric companies.

                  (6) The Texas operating companies may make filings during the rate moratorium which either: (1) modify tariffs, riders, or terms and conditions while not increasing aggregate base revenues for major rate classes (residential, commercial, industrial, municipal and lighting) or (2) add tariffs, riders, or terms and conditions to address competitive conditions or secure additional load that will not shift allocable costs under such tariffs, riders, or terms or conditions to other major rate classes.

                  (7) The rate moratorium does not preclude the implementation of any surcharge or other rate mechanism found appropriate as a result of a remand to the PUCT from a court proceeding.

                  (8) An illustration of the impact of this Agreement on the revenue requirements of each Texas operating company in the event a base rate

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
                           proceeding is initiated during the six-year period after the effective date of the merger is included as Attachment F. In the event of any request to change rates under subparagraph (5), (6) or (7), above, the annual rate credits shown in Attachments A and H will remain in effect.

         G.       Off-System Sales Margins.

                  (1) CPL off-system sales margins up to $1.75 million shall be credited to customers. For any CPL off-system sales margins between $1.75 million and $2.62 million, 85% shall be credited to customers and 15% of such margins shall be retained by the shareholders. For any CPL off-system sales margins above $2.62 million, 50% of such margins shall be credited to customers and 50% of such margins shall be retained by the shareholders.

                  (2) SWEPCO off-system sales margins up to $1.35 million shall be credited to customers. For any SWEPCO off-system sales margins between $1.35 million and $2.03 million, 85% of such margins shall be credited to customers and 15% of such margins shall be retained by the shareholders. For any SWEPCO off-system sales margins above $2.03 million, 50% of such margins shall be credited to customers and 50% of such margins shall be retained by the shareholders.

                  (3) WTU off-system sales margins up to $900,000 shall be credited to customers. For any WTU off-system sales margins between $900,000 and $1.35 million, 85% of such margins shall be retained by the shareholders. For any WTU off-system sales margins above $1.35 million, 50% of such margins shall be credited to customers and 50% of such margins shall be retained by the shareholders.

                  (4) The provisions as to off-system sales margins shall be in effect for a period of five years from the effective date of the merger.

                  (5) The dollar figures shall apply on a calendar-year basis.

                  (6) Off-system sales margins to be credited to customers under this subsection shall be made in the form of revenue credits in fuel reconciliation proceedings.

         H.       Fuel Savings.

                  All reconcilable fuel and purchased power savings shall be passed through to customers in accordance with PUCT rules and proceedings for fuel factor adjustments and fuel reconciliation (consistent with the proposal of the Applicants).

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
4.       Regulatory Jurisdiction

         A. The Merged Company and the Texas operating companies commit and agree that they will not contend in any forum that the jurisdiction of the PUCT over any Texas operating company is changed as a result of the merger.

         B. The Merged Company commits to file any allocation of the cost of the new generation of transmission facilities with the Federal Energy Regulatory Commission ("FERC") and to notify the PUCT of any such filings at the time they are made.

         C. The Merged Company agrees not to assist in proceedings before the PUCT or in appeals of PUCT orders that the authority of the Securities and Exchange Commission ("SEC"), as interpreted in Ohio Power Co. v. FERC, 954 F.2d 779 (D.C. Cir. 1992) cert. denied, 498 U.S. 73 (1992) impairs the ability of the PUCT to examine and determine the reasonableness and necessity of non-power affiliate transaction costs of the Texas operating companies. The Signatories agree that this agreement does not include a waiver of any arguments that the Merged Company may have with respect to the reasonableness of SEC approved costs allocations, as opposed to the reasonableness of the costs themselves.

         D. The Merged Company will not seek recovery of AEP mine-closing costs except to the extent that such closing costs are reflected as a component of AEP fueled costs utilized for economy energy sales under the Systems Integration Agreement. Economy energy sales will only be made under the Systems Integration Agreement when both the East and West zones will achieve coast savings.

         E. The Merged Company commits and agrees that any stranded costs that CPL, SWEPCO or WTU may seek to recover will be on a stand-alone basis, and will be limited to the ownership-interest of CPL, SEPCO or WTU in its respective assets and obligations. The Merged Company agrees not to seek or recover any stranded costs associated with the existing AEP system from Texas customers. The Signatories agree not to propose the allocation of any stranded costs associated with the CSW system to customers of the existing AEP operating companies. STP will be used only to serve Texas customers.

         F. The Merged Company will provide the PUCT with notice of filings which propose new allocation factors with the SEC or FERC. The notice will include a description of the proposed factors.

         G. The Merged Company agrees not to implement further connection between the Electric Reliability Council of Texas ("ERCOT") and the Southwest Power Pool ("SPP") or the Western Systems Coordinating Council ("WSCC") without providing prior notice to the PUCT and all members of ERCOT and without first obtaining a Section 211 order from the FERC. Any such interconnect proposed will comply with legal and current contractual requirements for making such interconnections.

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
         H. Subject to due process rights to a public hearing and opportunity to present evidence in support of their position, CPL and WTU agree not to terminate their membership in ERCOT without the prior written approval of the PUCT. The Merged Company will not include CPL and the ERCOT portion of WTU in an Independent System Operator ("ISO") outside ERCOT without the prior written approval of the PUCT, with CPL and WTU afforded the right to seek this determination through the PUCT's contested case hearing process. SWEPCO will not withdraw from the SPP without first seeking approval from the PUCT.

         I. CPL and WTU will continue to file rates for transmission services at the FERC in accordance with ERCOT regional pricing and terms and conditions as established by the PUCT so long as CPL and WTU are members of ERCOT or until such time as ERCOT is no longer subject to the jurisdiction of the PUCT. CPL and WTU will comply with all Texas transmission statutes and rules, including Transmission Cost of Service ("TCOS") allocations. CPL and WTU commit to make TCOS filings with the PUCT in accordance with PUCT rules and procedures. The PUCT will determine CPL's and WTU's transmission costs in accordance with the PUCT's transmission rules. CPL and WTU will submit and support the results of the PUCT orders concerning TCOS for CPL and WTU in FERC transmission rate filings for intra-ERCOT transmission service.

         J. The Merged Company agrees that it should not double recover Direct Current ("DC") tie costs and will make all necessary or appropriate adjustments to prevent double recovery, including, but not limited to, removal of any DC tie costs included in CPL, WTU and TCOS.

         K. The Merged Company will comply with any Texas legislation or administrative order providing for direct retail access. This requires complying with all conditions governing such legislation and/or order, including conditions related to the recovery and quantification of stranded costs, if any. Notwithstanding the foregoing, the Merged Company does not waive any rights which it may have to challenge the legality of any legislation or administrative orders.

         L. The Merged Company will abide by the ultimate resolution of affiliate allocation issues in the Docket No. 14965 appeal, i.e, whether the PUCT may determine that the Company applied the wrong SEC factor to an affiliate expense.

5.       Affiliate Standards

         The Merged Company agrees to comply with affiliate rules adopted in either restructuring legislation or in PUCT rules. The Merged Company also agrees to comply with all existing statutes and PUCT rules pertaining to affiliate transactions. Until a statute or rule governing affiliate transactions is adopted, the Merged Company agrees to comply with the affiliate standards set forth below. The following affiliate standards shall apply from the effective date of merger until the new affiliate standards imposed by state legislation or PUCT rule become effective.

         A. The terms "exempt wholesale generator" and "power marketer" are defined in PURA Section 31.002.

         B. The financial policies and guidelines for transactions between an AEP operating company and its affiliates shall reflect the following principles:

                  (1) An AEP operating company's retail customers shall not subsidize the activities of the operating company's non-utility affiliates or its utility affiliates.

                  (2) An AEP operating company's costs for jurisdiction rate purposes shall reflect only those costs attributable to its jurisdiction customers.

                  (3)      The principals set forth in subparagraphs (1) and
                           (2), above, shall be applied to prevent costs found to be just and reasonable for ratemaking purposes by the affected state commission being left unallocated or stranded between various regulatory jurisdictions, resulting in the failure of the opportunity of timely recovery of such costs by the operating company and/or its utility affiliates; provided, however, that no more than one hundred percent of such costs shall be allocated on an aggregate basis to the various regulatory jurisdictions.

                  (4) An AEP operating company shall maintain and utilize accounting systems and records which are sufficient to identify and appropriately allocate costs between the operating company and its affiliates, consistent with these cross-subsidization principles and the financial policies and guidelines set out in this subparagraph B.

         C. The PUCT and other municipal regulatory authorities under PURA shall have access to the books and records of any affiliate of a Texas operating company to the same extent and in like manner that the PUCT has over a public utility operating company if the affiliate has had direct or indirect transactions with the Texas operating company. The access shall be sufficient to enable the PUCT or other regulatory authority to conduct a complete analysis and make appropriate determinations under PURA Section 36.058. Upon request of the PUCT, such employees, officers, books and records will be made available in Austin, Texas to the PUCT. Each AEP operating company shall maintain, in accordance with generally accepted accounting principles, books, records, and accounts that are separate from the books, records, and accounts of its affiliates consistent with Part 101 - Uniform System of Accounts Prescribed for Public Utilities and Licensees Subject to the Provisions of the Federal Power Act. Any objections to providing all books and records must be raised before the PUCT and the burden of showing that the request is unreasonable or unrelated to the proceeding is on the AEP operating company. The confidentiality of competitively sensitive information shall be maintained in accordance with the rules and regulations of the PUCT and the Texas Public Information Act.

         D. In accordance with generally accepted accounting principles and consistent with state and federal guidelines, an AEP operating company shall record all transactions with its affiliates, whether direct or indirect. An AEP operating company and its affiliates shall maintain sufficient records to allow for an audit of the transactions involving the operating company and its affiliates. Asset transfers from an AEP operating company to a non-utility affiliate and asset transfers from a non-utility affiliate to an AEP operating company shall be at fully distributed costs for book purposes in accord with current SEC requirements or other statutory requirements of the SEC have no jurisdiction.

         E. An AEP operating company shall not allow a non-utility affiliate to obtain credit under any arrangement that would permit a creditor, upon default, to have recourse to the operating company's assets. The financial arrangements of an AEP operating company's affiliates are subject to the following restrictions:

                  (1) Any indebtedness incurred by a non-utility affiliate will be without recourse to the operating company.

                  (2) An AEP operating company shall not enter into any agreements under terms of which the operating company is obligated to commit funds in order to maintain the financial viability of a non-utility affiliate.

                  (3) An AEP operating company shall not make any investment in a non-utility affiliate under circumstances in which the operating company would be liable for the debts and/or liabilities of the non-utility affiliate incurred as a result of acts or omissions of a non-utility affiliate.

                  (4) An AEP operating company shall not issue any security for the purpose of financing the acquisition, ownership, or operation of a non-utility affiliate.

                  (5) An AEP operating company shall not assume any obligation or liability as guarantor, endorse, surety, or otherwise in respect of any security of a non-utility affiliate.

                  (6) An AEP operating company shall not pledge, mortgage or otherwise use as collateral any assets of the operating company for the benefit of a non-utility affiliate.

         An AEP operating company may not incur debt in a manner that, on its default, would permit a creditor to have recourse against the assets of another AEP operating company.

                  Transactions between AEP operating companies and affiliates involving a money pool for financing the short-term funding requirements or transactions between AEP operating companies and special purpose financing entities used solely for the purpose of financing utility assets are exempt from the requirements of this paragraph. Further, provisions of this paragraph would not preclude the AEP operating companies from issuing securities or assuming obligations related to their coal subsidiaries.

         F. Any good or service provided by a non-utility affiliate to an AEP operating company shall be by itemized billing statement pursuant to a written contract or written arrangement. The operating company and non-utility affiliate shall maintain and, upon request, make available for inspection in Austin, Texas by the PUCT, copies of each billing statement, contract and arrangement between the operating company and its non-utility affiliates that relates to the provision of such goods and services in accordance with applicable PUCT document retention requirements.

         G. Employees responsible for the day to day operations of the AEP operating companies and those of affiliated exempt wholesale generators or affiliated power marketers shall operate independently of one another. AEP shall track and document all employee movement between and among all affiliates. Such information shall be made available to the PUCT and consumer advocates upon request. Employees may transfer from one function to the other so long as the transfer does not create any unfair competitive advantage to the AEP operating company or the affiliated exempt wholesale generator or affiliated power marketer.

         H. An AEP operating company may not own property in common with an affiliated exempt wholesale generator or affiliated power marketer.

         I. No market information obtained in the conduct of utility business may be shared with an affiliated exempt wholesale generator or affiliated power marketer, except where such information has been publicly disseminated or simultaneously shared with and made available to all non-affiliated entities who have requested such information. Customer specific information shall not be made available to an affiliated exempt wholesale generator or affiliated power marketer except under the same terms as such information would be made available to a non-affiliated company, and only with the written consent of the customer specifying the information to be released.

         J. An affiliate may use an AEP operating company's name or logo only if, in connection with such use, the affiliate makes adequate disclosures to the effect that (i) the two entities are separate; (ii) it is not necessary to purchase the non-regulated product or service to obtain service from the operating company; and (iii) the customer will gain no advantage from the operating company by buying from the affiliate.

         K. An AEP operating company shall not condition or tie the provision of any product, service, pricing benefit, or waiver of associated terms or conditions, to the purchase of any good or service from its affiliated exempt wholesale generator or power marketer.

         L. Except as provided in paragraph M, an affiliated exempt wholesale generator or affiliated power marketer shall not share office space, office equipment, computer systems or information systems with an AEP operating company.

         M. Computer systems and information systems may be shared between an AEP operating company and non-utility affiliates only to the extent necessary for the provision of corporate support services; however, the operating company shall ensure that the proper security access and other safeguards are in place to ensure full compliance with these affiliate rules.

         N. The provision of corporate support services shall not allow or provide a means for the transfer of confidential information from the operating company to the affiliate, create the opportunity for preferential treatment or unfair competitive advantage, create opportunities for cross-subsidization of affiliates, or otherwise provide any means to circumvent these affiliate rules.

         O. Except as provided in paragraph M, an AEP operating company may only make a product or service available to an affiliate exempt wholesale generator or an affiliated power marketer if the product or service is equally available to all non-affiliated exempt wholesale generators and power marketers on the same terms, conditions and prices, and at the same time. An AEP operating company shall process all requests for a product or service from affiliated and non-affiliated exempt wholesale generators and power marketers on a non-discriminatory basis.

         P. An AEP operating company which provides both regulated and non-regulated services or products, or an affiliate which provides services or products to an AEP operating company, shall maintain documentation in the form of written agreements, an organization chart of AEP (depicting all affiliates and AEP operating companies), accounting bulletins, procedure and work order manuals, or other related documents, which describe how costs are allocated between regulated and non-regulated services or products. Such documentation shall be available, subject to requests for confidential treatment, in a central location for review by the PUCT and municipal regulatory authorities.

         Q. Except as provided in the Public Utility Regulatory Act, including, but not limited to Subchapter B of Chapter 35, all transfers of utility property with a net book value of more than $1 million to unregulated affiliates must be valued at the higher of net book value or market value for ratemaking purposes, and all transfers of affiliate property with a net book value of more than $1 million to regulated utilities must be valued at the lesser of net book value or market value for ratemaking purposes. This provision shall not apply to sales of accounts receivable.

         R. Transfers of generation, transmission, and fuel regulated assets allowed by applicable utility industry restructuring legislation or regulatory requirements are not subject to subparagraph Q. For retail rate-making purposes, the cost characteristics of such generation, transmission or fuel related assets shall be preserved for the duration of cost based regulation of such transferred assets. Treatment of any loss or gain from the sale of such assets will be subject to applicable accounting, regulatory and statutory requirements.

         S. AEP shall designate an employee who will act as a contact for the PUCT and consumer advocates seeking data and information regarding affiliate transactions and personnel transfers. Such employee shall be responsible for providing data and information requested by the PUCT for any affiliate transactions and personnel transfers which involve a jurisdictional operating company, regardless of the affiliate(s), subsidiary(is), associate(s) or AEP operating company from which the information is sought.

         T. AEP shall designate an employee or agent within Texas who will act as a contact for retail consumers regarding service and reliability concerns and to allow a contact for retail consumers for information, questions and assistance. Such AEP representative shall be able to deal with billing, maintenance and service reliability issues.

         U. AEP shall provide the PUCT a current list of employees or agents that are designated to work with the PUCT concerning state regulatory matters, including, but not limited to, rate cases and retail competition issues.

         V. Prior to filing any affiliate contract (including service agreements) with the SEC or the FERC, and AEP operating company shall submit to the PUCT a copy of the proposed filing.

         W. Any violation of the provisions of these affiliate standards is subject to the enforcement powers and penalties of the PUCT.

         X. AEP shall contract with an independent auditor who shall conduct biennial audits for eight years after merger consummation of affiliated transactions to determine compliance with these affiliate standards. The results of such audit shall be filed with the PUCT. Prior to the initial audit, AEP will conduct an informational meeting with the PUCT regarding how its affiliates and affiliate transactions will or have changed as a result of the proposed merger.

7.       Market Power Mitigation

         A. System Integration Agreements. To mitigate any perceived impacts of the merger on the Merged Company's market power, the Applicants have proposed in their FERC Merger Application a mitigation plan. To protect Texas retail customers, the Merged Company agrees to hold harmless the retail customers of the Texas operating companies from adverse net costs impacts arising from the mitigation plan, as measured on a calendar year basis.

         B. The Merged Company agrees to divest 1604 megawatts ("MW") of generation capacity in ERCOT (Lon Hill Units 1-4 (CPL) - 546 MW, Nueces Bay Plan (CPL) - 559 MW, Joslin Unit 1 (CPL) - 249 MW, and Frontera Plan (CSW Energy) - 250 MW (as included in Applicants' FERC mitigation plan). The divestiture shall be timed so as not to violate the criteria for pooling of interests accounting. Following execution of the Agreement, Applicants and General Counsel shall jointly seek written guidance (including appeals to the SEC, if available) from the SEC or other entity authorized by the SEC to rule on this matter, including, but not limited to, the Office of Chief Accountant, on whether the divestiture of assets before two years after consummation of the merger as proposed herein will prevent pooling of interests accounting treatment for the AEP/CSW merger.

                  Absent the Stipulation, General Counsel would have advocated, and believed the PUCT would have ordered both the level and the timing of the divestiture included within this Stipulation.

                  Affiliates shall be ineligible to directly purchase divested capacity, but may engage in non-firm energy transactions with parties who purchase the capacity. The Signatories agree not to oppose, consistent with any applicable electric industry restructuring legislation, inclusion of these amounts of divested capacity for purposes of compliance with future statutes or rules requiring capacity auction or divestiture.

         C. General Counsel and Applicants believe that current SEC guidance allows the divestiture event to begin as soon as possible after the effective date of the merger if the Merged Company can demonstrate that the divestiture was required by the PUCT and would have been ordered to occur in less than two years if not for this settlement. The Merged Company agrees to advocate this position in any meeting or proceeding before the SEC in which the pooling of interests issue is considered. If it is determined that divestiture can proceed immediately without jeopardizing pooling of interests accounting treatment for the merger, the divestiture shall begin no later than 90 days after the effective date of the merger. The Merged Company further agrees to provide regular status reports to the PUCT and all Signatory parties of the status of SEC considerations of the merger, including, but not limited to, the pooling of interests issue. If the SEC, through the issuance of a final, non-appealable order or other final, non-appealable ruling determines that the divestiture would be a pooling violation, the auction will be scheduled consistent with meeting SEC pooling of interests requirements. If the final ruling from SEC will allow the divestiture of some of the units within two years after the effective date of the merger, the General Counsel and the Merged Company will work together to determine the sequence of divestiture of those units. If the General Counsel and the Merged Company are unable to agree on the sequence of divestiture they will submit the issue to the PUCT.

         D. The terms of the divestiture will detail the right of CPL to recall up to 1354 MWs of the divested capacity in accordance with the following terms:

                  (1) CPL may recall the capacity anytime during May through September;

                  (2) Any recall of capacity must be pre-scheduled at least 24 hours in advance with specific hours and MWs nominated;

                  (3) Hours nominated may not exceed 20% of the hours in a year (i.e., 1752 hours); and

                  (4) A minimum of four consecutive hours shall be nominated for each day pre-scheduled.

         E. If the acquirer of the divested CPL plants has to run the plant(s) more than the nominated hours on the days in which CPL preschedules or nominates energy due to operating requirements, CPL agrees to offer the acquirer the heat rate times the applicable fuel cost of such plan(s) for energy received. Such additional hours shall not count toward the limit of 1752 hours that may be nominated per year. Alternatively, the acquirer is free to sell power above the nominated amounts into the marketplace.

         F. CPL will pay the acquirer(s) of its divested generation for capacity during the May through September period at the level embedded in CPL's current rates less seven months of operation and maintenance expenses embedded in CPL's current rates. The Merged Company will pay for nominated energy by multiplying an agreed daily fuel market index by the heat rate of the specific plant as agreed in the contract between the acquirer(s) of the CSW plant(s) and the Merged Company.

         G. During the other seven months of the year (i.e., October through April). CPL may need to purchase power from the market to replace the divested capacity (up to 1354 MWs). The energy portion of the purchased power will be included in CPL's reconcilable fuel expense at a fixed heat rate of 10,000 multiplied by the applicable monthly average price paid by CPL for natural gas for each month such energy portion was purchased during the reconciliation period. The cost of replacement capacity will be subtracted from the reduction in CPL's base rate revenue requirement due to divestiture in order to determine the net reduction in revenue requirement resulting from the divestiture. This amount is identified by the following formula:

                           A + B - C + D

                  where:

                  A = seven-twelfths of the operation and maintenance expense of the divested plants, as recorded in the 1998 FERC Form 1 for CPL;

                  B = reduction in annual depreciation and pre-tax return due to reducing the undepreciated balance of STP plant by the amount of the gain from divestiture;

                  C = replacement capacity cost for the October through April period;

                  D = annual net reduction in base rate revenue requirement from divestiture.

                  One-half of any positive annual net reduction in base rate revenue requirement resulting from divestiture, as "D" is defined in the above formula, will be used to reduce the undepreciated balance of South Texas Project ("STP") plant, and the remainder will be retained by the Merged Company.

         H. CPL's recall right will expire once there is no longer an obligation to serve retail customers in ERCOT. The recall right will be reduced to the extent that CPL no longer remains legally obligated to serve any retail customer or group of retail customers, either existing or prospective. To the extent that CPL retains the legal obligation to serve any existing or prospective retail customer or group of retail customers, the load requirements of those customers shall be considered in determining whether the right of recall shall be reduced. An example of how this calculation will be done under currently proposed deregulation legislation is attached as Attachment G.

                  In the event that future statutes require that the PUCT designate a provider of last resort which must offer service to all customers within all or designated portions of CPL's service area, and in the event that CPL affirmatively requests that it be so designated, the load requirements for those customers eligible for service from CPL as a provider of last resort shall not be considered as load requirements of retail customers for whom CPL retains a legal obligation to serve, solely for purposes of determining whether the right of recall shall be reduced. In the event that CPL does not affirmatively request designation as a provider of last resort within its service area but is so designated by the PUCT, the load requirements of retail customers eligible for service from CPL as a provider of last resort shall be considered as load requirements of retail customers for whom CPL retains a legal obligation to service for purposes of determining whether the right of recall shall be reduced.

         I. The Merged Company agrees to divest 300 MW in SPP. No further SPP divestiture is required.

         J. Gains from the sale of the Lon Hill, Nueces Bay and Joslin plants shall be utilized to reduce STP excess costs over market ("ECOM"), taking into account the effects of income taxes and reasonable transaction costs. The amount of such gains will be deducted from the ECOM asset determined by the Commission's Final Order on Rehearing in Docket No. 14965. At the time of CPL's next base rate proceeding, if industry restructuring legislation has not been adopted, then the parties agree that the annual amortization of ECOM will be reduced proportionately. The period over which the remaining balance of ECOM, if any, is to be amortized remains as ordered by the Commission's Final Order on Rehearing in Docket No. 14965.

         K. The Merged Company and Texas operating companies agree that no ratepayer of a Texas operating company will be charged any new or increased surcharge or PCRF to recover any capacity cost resulting from divestiture provided for in Section 6 of this Agreement. This provision does not prevent the Merged Company from seeking recovery of capacity costs in accordance with subparagraph 3.E of this Agreement which may be incurred regardless of the divestiture of generating capacity required by this Agreement.

         L. Pursuant to the PUCT's statutory authority, CPL will submit the terms of the divestiture of its plants to the PUCT for approval.

         M. Prior to December 31, 2000, the Applicants agree that AEP will file with the FERC an unconditional application to, consistent with the Regional Transmission Organization ("RTO") agreement, transfer the operational control of bulk transmission facilities owned, controlled and/or operated by AEP currently located in the SPP to a FERC-approved RTO directly interconnected with the AEP transmission facilities. The above date is extended, if necessary, to 75 days after FERC issues the order on an RTO to which AEP is a signatory that is filed before June 30, 2000. Applicants agree to pursue any FERC filings made pursuant to this paragraph in good faith using their best efforts to obtain prompt FERC approval.

7.       Quality of Service

         A.       Customer Service Standards.

                  These guidelines establish customer service performance standards that should be achieved by the Merged Company. The Merged Company shall make measurements to determine the level of service quality for each item included in these guidelines. The Merged Company shall provide the PUCT with the measurements and summaries thereof for any of the items included herein on request of the PUCT. Records of these measurements and summaries shall be retained by the Merged Company.

                  (1) Service Turn On and Upgrades: On a quarterly basis, the Merged Company shall complete the installation of new service or upgrade of service as follows:

                           (a)      Ninety-five percent of new service
                                    installations requiring no construction of electric facilities shall:

                                    (i)     be completed within 24 hours after
                                            the customer's service location is
                                            ready for service and all necessary
                                            tariff requirements have been met;

                                    (ii)    be completed by the requested
                                            installation date, when an applicant
                                            requests an installation date more
                                            than 24 hours after the customer's
                                            service location is ready for
                                            service and all necessary tariff
                                            requirements have been met.

                           (b) Ninety percent of new service installations requiring construction of electric facilities, including the setting of the meter, and ninety percent of service upgrades, shall:

                                    (i)     be completed within 10 business days
                                            after the customer's service
                                            location is ready for service and
                                            all necessary tariff and local
                                            regulation requirements have been
                                            met;

                                    (ii)    be completed by the requested
                                            installation date, when an applicant
                                            or customer requests an installation
                                            date more than ten business days
                                            after the customer's service
                                            location is ready for service and
                                            all necessary tariff requirements
                                            have been met;

                                    (iii)   provided that this standard shall
                                            not apply to an extension that
                                            involves the construction of
                                            non-standard facilities.
                                            Non-standard conditions for
                                            extension requirements are
                                            characterized by one of the
                                            following factors: (a) the service
                                            installation requires underground
                                            feeder construction of more than
                                            300 feet in length or (b) the
                                            service installation requires
                                            construction of more than 1320 feet
                                            of single phase line in the service
                                            area of WTU, or more than 900 feet
                                            of single phase line in the service
                                            areas of CPL or SWEPCO.

                                            Service installation requiring line
                                            extensions that involve
                                            non-standard facilities shall be
                                            completed within ninety (90) days,
                                            unless circumstances beyond the
                                            Company's control cause unavoidable
                                            delays;

                                     (iv)   provided, further, that this
                                            standard will be tolled for all
                                            requests for service for the
                                            duration of any "major event" as
                                            defined in Substantive Rule
                                            25.52(c)(2)(D).

                           c. If an applicant/customer complies with all pertinent tariff requirements and the electric distribution company cannot complete the requested service installation or service upgrade as set forth above, the company shall promptly notify the applicant/customer of the delay, the reasons for the delay, the steps being taken to complete the work, and the probable completion date. If such probable completion date cannot be met, repeat notification shall be made.

                           d. Penalty for failure to meet this standard: the Merged Company will rebate, on a quarterly basis, via bill credit $40 for each customer not connected within the time frames stated above.

                  (2) Light Replacements. In any distribution substation service area, 95 percent of all customer reports of security and streetlight outages shall be corrected within 72 hours. Light replacement compliance will be measured on a calendar month basis. This standard will be tolled for all customer reports for the duration of any "major event," as defined in Substantive Rule 25.52(c)(2)(D).

                  (3) Telephone Response. On an annual basis, the call center's average answer time for customer calls shall not exceed sixty seconds.

                           a. As used in this paragraph, "answer" means the operator, service representative, or automated system is ready to render assistance and/or accept the information necessary to process the call.

                           b. Answer time shall be measured from the first ring at the call center or at the point the customer begins to wait in queue, whichever comes first.

                           c. If the Merged Company utilizes a menu driven, automated, interactive answering, the initial recorded message presented by the system to the customer shall only identify the company and the general options available to the customer, including the option of being transferred to a live attendant. At any time during the call, the customer shall be transferred to a live attendant if the customer fails to interact with the system for a period of ten seconds following any prompt.

                           d. Customers shall not be delayed from reaching the queue by any promotional or merchandising material not selected by the customer.

                           e. Performance data during a "major event" (as such term is defined in Substantive Rule 25.52(c)(2)(D)) or comparable term as such is used by the electric distribution company in its emergency plan, and subject to review and acceptance by the PUCT, shall be excluded from the calculation of annual minimum service value pursuant to this subparagraph (3).

                           f. Penalty for failure to meet this standard. The Merged Company will rebate, via a bill credit, on an annual basis, $20 for each verifiable customer who does not receive service within the standard's parameters, limited to one $20 credit per customer per month of service. For customers who cannot be verified, the Merged Company will contribute the $20 to a fund to benefit low-income customers.

                  (4)      Reporting requirements.

                           a. When the Merged Company does not meet any minimum service standards concerning Response to Request for Service and Customer Service Call Center for any two months within any twelve-month period, the company shall notify the PUCT Office of Customer Protection in writing within fifteen days after internal measurements have disclosed such failure. The company shall submit a report of any remedial action taken to the Office of Customer Protection within an additional thirty days.

                           b.       The Merged Company shall conduct
                                    statistically valid customer service surveys of Texas customers annually. The results of the survey shall be compiled by the utility and reported to the PUCT Office of Customer Protection under confidential or other protected designations if required to protect sensitive information.

                           c. The Merged Company shall submit an Annual Customer Service Report to the PUCT Office of Consumer Protection that addresses customer service issues such as number of customer complaints, performance of the call center, performance of field personnel, billing error rates, etc.

                           d. The Merged Company shall provide an Annual Utility Scorecard to its customers that addresses issues such as number of customer complaints, performance of the call center, performance of field personnel, billing error rates, etc.

                           e. The Merged Company shall maintain records sufficient to demonstrate compliance with these standards and shall provide such records to the PUCT upon request.

         B. Reliability. The intent of the reliability provisions set out below is for the Merged Company to comply with the provisions of the PUCT rules adopted in Project No. 19198.

                  (1)      General Provisions.

                           a. The standards are to be consistent with PUCT Substantive Rule 25.52 (Reliability and Continuity of Service).

                           b. Reporting periods are to be consistent with PUCT Substantive Rule 25.81 (Service Quality Reports) and are to coincide with the Applicants' Electric System Service Quality Report to the PUCT. Annual evaluations will be for the 12-month period ending April 30 of each year. Initial evaluation will be for the reporting period ending April 30, 2001.

                           c. Reliability indices are calculated for "forced interruptions" unless otherwise specified.

                           d. The standards will be calculated and evaluated separately for the Texas operations of each CSW operating company (CPL, SWEPCO and WTU).

                  (2) 90% Distribution Feeder Standards. The following reliability standards for System Average Interruption Frequency Index ("SAIFI") and System Average Interruption Duration Index ("SAIDI") shall be established for distribution feeders for each CSW operating company:

                           a. Standards shall be established for the 24-month period ending April 30, 1999. The standards shall be the average of the 1998 and the 1999 reporting years for each index at the value represented by the 10% of the distribution feeders with the highest values.

                           b.       Reliability of distribution feeders
                                    performing below the standard shall be
                                    improved, resulting in 96% of the feeders performing at or better than the standard in the 2001 reporting period.

                  (3) 2% Distribution Feeder Standards. Each CSW operating company shall manage its distribution feeders so that no distribution feeder shall sustain 12-month SAIDI or SAIFI values that are among the highest (worst) 2.0% of that company's feeders for two or more consecutive reporting years.

                  (4) System Standards. System-wide service reliability standards shall be established for each CSW operating company as follows:

                           a. SAIFI Standard - System Average Interruption Frequency Index Average SAIFI for 3-year reporting period 5/1/97-4/30/00.

                  b. SAIDI Standard - System Average Interruption Duration Index Average SAIDI for 3-year reporting period 5/1/97-4/30/00.

                  c. As of April 30, 2001, maintain annual system-wide SAIFI and SAIDI values at or better than 105% of the standard.

         (5)      Guarantees to Meet Reliability Standards.

                  a. The Annual service reliability guarantees for the CSW operating companies will be as follows:

                           Operating Company   Dollar Amount   % of Total
                           -----------------   -------------   ----------
                               CPL              $3,000,000        71.4%
                               SWEPCO              700,000        16.7%
                               WTU                 500,000        11.9%
                            ---------           ----------        -----
                            Total CSW           $4,200,000         100%

                  b. The guarantees will be credited to customers based upon the following priorities:

                           (i)      90% Distribution Feeder Standards;

                           (ii)     2% Distribution Feeder Standards;

                           (iii)    System Standards.

                  c.       Terms of Guarantees:

                           (i)      90% Distribution Feeder Standards

                                    (a)      A service reliability credit of $20
                                             shall be made to each customer on
                                             all feeders violating the 96%
                                             provision of the rule. (For
                                             example, if only 95% of the feeders
                                             perform at or better than the 90%
                                             standard, a credit will be made to
                                             customers on 5% of the feeders.) A
                                             separate credit will be made for
                                             each standard violated (SAIDI and
                                             SAIFI) such that a customer on a
                                             feeder violating both standard
                                             would be credited $40. This credit
                                             will not be made for feeders that
                                             perform at the system average times
                                             two. The sum of these credits will
                                             not exceed the maximum amount of
                                             the service reliability guarantees
                                             stated above.

                                    (b)      If a CSW operating company achieves
                                             the SAIDI and/or SAIFI 90%
                                             Distribution Feeder Standards for a
                                             reporting period (i.e., 96% of the
                                             feeders perform at or better than
                                             the 90% standard), the
                                             total amount of guarantees will be
                                             reduced in the following amounts
                                             for each standard achieved: CPL,
                                             $357,000; SWEPCO, $83,500; and WTU,
                                             $59,500 (which total $500,000)
                                             (such that the amount of the
                                             reduction will be equal to twice
                                             that amount if both standards are
                                             achieved). The reduction of
                                             guarantees will decrease the
                                             exposure the operating company may
                                             have with respect to the 90%
                                             Distribution Feeder Standards, the
                                             2% Distribution Feeder Standards or
                                             the System Standards for that
                                             reporting year.

                           (ii)     2% Distribution Feeder Standards.

                                    (a)      A service reliability credit of $50
                                             shall be made to each customer on a
                                             feeder violating either standard. A
                                             separate credit will be made for
                                             each standard violated (SAIDI
                                             and/or SAIFI) such that a customer
                                             on a feeder violating both
                                             standards would be credited $100.
                                             These credits will be prorated if
                                             the guarantees for this provision
                                             plus the guarantees for the 90%
                                             Distribution Feeder Standard exceed
                                             the total guarantees expressed
                                             above as calculated for each CSW
                                             operating company.

                                    (b)      If a CSW operating company achieves
                                             the SAIDI and/or SAIFI 2%
                                             Distribution Feeder Standards for a
                                             reporting period (i.e., no feeders
                                             repeat on the 2% list), the total
                                             amount of guarantees will be
                                             reduced in the following respective
                                             amounts for each standard achieved:
                                             CPL, $357,000; SWEPCO, $83,500; and
                                             WTU, $59,500 (which total $500,000)
                                             (such that the amount of the
                                             reduction will be equal to twice
                                             that amount if both standards are
                                             achieved). The reduction of
                                             guarantees will decrease the
                                             exposure the operating company may
                                             have with respect to the 2%
                                             Distribution Feeder Standards or
                                             the System Standards for the
                                             reporting year.

                           (iii) System Standards. In the event an operating company's system SAIDI and/or SAIFI values exceed the allowable limit of 105% of the 36-month standard described above, the company shall credit the guarantees proportionately among all customers on the company's Texas system as follows:

                                    (a)      SAIDI: The guarantee will be the
                                             numerical difference between the
                                             actual and allowable SAIDI values
                                             (measured in minutes) multiplied by
                                             10,000, up to a maximum of the
                                             lower of (i) the total remaining
                                             guarantee described above for each
                                             operating company or (ii) the
                                             following amounts for each
                                             respective company: CPL, $749,700;
                                             SWEPCO, $175,350; and WTU, $124,950
                                             (which total $1.05 million, or 25%
                                             of the total guarantee described
                                             above).

                                    (b)      SAIFI: The guarantee will be the
                                             numerical difference between the
                                             actual and allowable SAIFI values
                                             multiplied by 1 million, up to a
                                             maximum of the lower of (i) the
                                             total remaining guarantee described
                                             above for each operating company or
                                             (ii) the following amounts for each
                                             respective company: CPL, $749,700;
                                             SWEPCO, $175,350; and WTU, $124,950
                                             (which total $1.05 million, or 25%
                                             of the total guarantee described
                                             above).

                                    (c)      If a CSW operating company achieves
                                             either the SAIDI or SAIFI System
                                             Standard for a reporting period
                                             (i.e., performance at or below 105%
                                             of the standard), the amount of the
                                             guarantees will be reduced in the
                                             following amounts: CPL, $357,000;
                                             SWEPCO, $83,500; and WTU, $59,500
                                             (which total $500,000). The
                                             reduction of guarantees will
                                             decrease any exposure the operating
                                             company may have with respect to
                                             the other System Standard for that
                                             reporting year.

         C.       PUCT Office of Customer Protection ("OCP") audit.

                  Twenty-four months after the customer service objectives and performance standard levels are implemented by the Merged Company, and every twenty-four months thereafter, the PUCT Office of Customer Protection shall conduct an independent audit to determine whether the proposed performance standards have been implemented.

                  The PUCT Office of Customer Protection shall file a report detailing any areas where the Merged Company did not accurately report instances where the performance standard levels were not met, or failed to accurately account for every penalty required by these guidelines.

         D.       Term of Standards.

                  (1) The customer service standards established under this agreement shall remain in effect for a period of six
                           (6) years following the effective date of the merger. Reporting periods for all standards will coincide with the Electric System Service Quality Report to the Commission. The initial evaluation will be for the reporting period ending April 30, 2001.

                  (2) Any interested person shall have the right to petition the Commission to revise the standard and/or penalties described herein. In the event the Commission's service reliability rule (Substantive Rule 25.52) is amended, such amendments shall automatically be incorporated in this agreement. Additionally, the signatories agree that they will revisit these standards and penalties in the future in the context of any performance-based ratemaking plans or rules for CSW and/or the electric industry.

8. Low Income Program. The Merged Company commits to the Low-Income Program described below for six years, until the next base rate case of each operating company, or until the Low-Income Program is evaluated in accordance with provisions of restructuring legislation. The PUCT will have the ability to review the Low-Income Program in accordance with the next base rate case of each operating company or in accordance with the provisions of restructuring legislation and may continue such programs to the extent cost recovery is provided.

         A. CPL, SWEPCO and WTU commit to continue funding of low-income DSM programs at current levels for the full six-year term of the merger savings sharing plan unless otherwise revised by the PUCT.

                  Current HomeSavers program funding commitments:

                  CPL               $1,365,000
                  SWEPCO               400,000
                  WTU               $  325,000
                                   ------------
                  Total             $2,090,000

                  Funds not utilized by the HomeSavers program during the current contract year and in future years shall be carried forward during the six-year merger savings sharing period.

         B. Each operating company shall conduct an annual review meeting for low-income program expenditures and to recommend any changes in program design and outreach. Representative of the PUCT, the Low-Income Intervenors and OPC will participate in the annual meeting. Interim spending reports for low-income programs shall be provided on a quarterly basis to PUCT staff, Low-Income Intervenors and OPC.

        C. CPL, SWEPCO and WTU shall each commit an additional annual budget of $100,000 to unspecified low-income DSM programs approved by the Commission. Representatives of the Commission, Low Income Intervenors and OPC shall be given an opportunity to participate in formulating a list of low-income DSM programs recommended for Commission approval. These funds will be used for DSM programs to benefit low-income customers living in public housing, Section 8 multifamily housing, housing funded by Habitat for Humanity, homeless shelters, and any other energy efficiency programs that benefit low-income customers.

         D. CPL and SWEPCO will continue their Neighbor to Neighbor programs that provide billing assistance to low-income customers. WTU shall implement a Neighbor to Neighbor program. WTU will work with Texas Legal Services Centre to implement such a program through a third party administrator.

                  Minimum annual funding for each Neighbor to Neighbor program shall be as follows:

                  CPL               $250,000
                  SWEPCO            $100,000
                  WTU               $100,000
                                   ----------
                                    $450,000

                  These minimum-funding levels will be in addition to any customer contributions to the programs.

9.       Other Provisions

         A. Pending rate litigation will be resolved as provided in Attachment H. Each individual year's rate reduction will apply for a twelve month period following the effective date of the merger with the last decrease continuing to apply in years following the end of year six until base rates for the Texas operating company are changed.

         B.       The Merged Company commits and agrees that:

                  (i) upon issuance of any final and non-appealable order from the FERC, SEC, or any state or federal commission addressing the merger, through stipulation or otherwise; and

                  (ii) upon execution of any written agreement settling merger issues, any of which provide merger benefits to ratepayers of any jurisdiction or impose merger conditions on the Merged Company that would benefit the ratepayers of any jurisdiction, such set benefits and conditions will be extended to Texas retail customers to the extent necessary to achieve equivalent net benefits and conditions to the Texas retail customers, provided the proposed merger is ultimately consummated. The Merged Company will file with the PUCT and provide all Signatories a copy of all final orders from all jurisdictions, and serve all executed settlement agreements on General Counsel, within 10 days of execution of the same. Any action by a Signatory to enforce the most favored nations provision of this stipulation will not trigger any rate treatments illustrated in Attachment F, and the Attachments A and H rate credits will remain in place.

         C. Excluding positions at the three divested plants after the date of divestiture, the Merged Company will freeze operating company field positions and customer service jobs for eighteen months from April 1, 1999. The Merged Company will not make any terminations, layoffs, or reassignments, unless the reassignment is to Central and South West Services, Inc. ("CSWS") or its successor and the employee performs the same job as before the reassignment, except for CSWS or its successor rather than for the operating company.

         D. If electric utility restructuring legislation is adopted, the Merged Company commits to file a one-time customer Education Program with the PUCT for approval by the OCP within 90 days of the effective date of the merger or the legislation, whichever is later. The Customer Education Program will be designed to provide information about electric industry restructuring and retail competition. The program will be designed and implemented for all of the Merged Company's Texas customers. The program will include, but is not limited to, an Internet web site, mailers which include information such as frequently asked questions and answers, newspaper articles, press releases, and advertisements. The Merged Company should spend an amount up to $750,000 per year for two years on the customer Education Program. The Signatories agree not to oppose, to the extent consistent with any applicable electric industry restructuring legislation, inclusion of these amounts of customer education expenditures for purposes of compliance with future statutes or rules requiring consumer education advertising.

         E. This agreement is binding on the Office of the Attorney General only in its capacity as a representative of state agencies as consumers of electric service. By signing this agreement, the State of Texas is in no way waiving any of its rights or settling any potential claims pursuant to the Texas Free Enterprise and Antitrust Act of 1983, TEX. BUS. & COM. CODE Sections 15.01-.52.

                  The approval of this Integrated Stipulation and Agreement by the Steering Committee of the Cities of Corpus Christi, McAllen, Victoria, Big Lake, Paducah and Vernon is conditioned to the right of individual cities to reconsider their prior approval of the November 3, 1998 Stipulation and Agreement and reject the Integrated Stipulation and Agreement within thirty
                  (30) days of the execution of this document.

         F. The Merged Company commits to coordinate transmission and distribution substation planning with transmission dependent utilities to provide reliable service, to maximize use of existing facilities, and to avoid expenditures for duplicative facilities. The process will include:

                  (1) Period meetings to discuss requirements for facilities that are mutually beneficial;,

                  (2) A commitment by the Merged Company to provide resources and information to the appropriate regional ISO or regulatory authority to assist in their evaluations of facility requirements; and

                  (3) An opportunity to utilize alternative dispute resolution processes, as defined either by PUCT rules (within ERCOT) or SPP tariffs or procedures (within the SPP) or by the procedures of future entities which exercise operational control over the transmission systems.

         G. The Merged Company will maintain a bargaining and decision-making presence in the current CSW region with authority to negotiate, deal and enter into binding agreements with its present and potential Texas wholesale and transmission customers (including interconnection agreements). The threshold for such authority will be at least $3 million.

         H. The Merged Company and the Texas operating companies may consider increasing the level of contributions to low income programs so long as the contributions do not adversely affect the rate credits and reductions agreed to in this proceeding or result in any new surcharge or PCRF or an increase in any existing surcharge or PCRF.

         I. The Merged Company and Texas operating companies will create an internal accounting mechanism to reflect AEP use of existing CSW sulfur dioxide ("SO2") allowances. Such use will be valued at market value and gains and losses realized in comparison to original cost of allowances in excess of amounts included in base rates will be reflected as reconcilable fuel costs. SO2 allowance transactions among existing AEP operating companies will be as per existing agreements.

         J. The Merged Company commits and agrees that the cost of capital as reflected in CPL's, WTU's, and SWEPCO's rates shall not be increased or adversely affected as a result of AEP's acquisition of CSW. The Merged Company also agrees that subsequent to the completion of the merger, the cost of capital for CPL, WTU and SWEPCO should be set commensurate with the risk of those utilities and should not be affected by the merger. The Merged Company agrees that it will not oppose, in either a regulatory proceeding or an appeal, the application of the principle that the determination of the cost of capital can be based on the risk attendant to the regulated operations of CPL, WTU and SWEPCO.

         K. The Merged Company has no plans to liquidate, sell, merge, or consolidate any Texas operating company or to materially change any Texas operating company's investment policy, business or corporate structure, or management. The Merged Company agrees that the Texas operating companies will continue to operate subject to the jurisdiction and regulation of the PUCT after closing of the proposed merger. The Merged Company agrees that the financial stability of the Texas operating companies will not be impaired or jeopardized by the merger and the interests of Texas customers will not be prejudiced as a result of the merger. Nothing in this agreement shall be construed to limit whatever rights the Merged Company may have under applicable Texas law to liquidate, sell, merge, or consolidate any Texas operating company or to materially change any Texas operating company's investment policy, business or corporate structure, or management subject to required regulatory approvals.

         L. The Merged Company shall provide written notice on the day of closing to the Signatories and non-opposing parties that the merger closing has occurred.

         M. Any and all exhibits and testimony submitted by Signatories in this docket will be offered for the purpose of supporting this Agreement. Signatories reserve their full rights to challenge any and all exhibits and testimony offered in this proceeding by any party for any purpose other than support of this Agreement. This includes the right to object to the admission of such evidence and the right of cross-examination.

         N. This Agreement is binding on each Signatory only for the purpose of settling the issues herein and for no other purpose. The Signatories acknowledge and agree that a Signatory's support of the matters contained in this Agreement may differ from its position or testimony in other dockets and cases not referenced in this Agreement. To the extent that there is a difference, a Signatory does not waive its position in such other dockets. Because this is a settlement agreement, a Signatory is under no obligation to take the same position as set out in this Agreement in other dockets not referenced in this Agreement whether those dockets present the same or a different set of circumstances. The Signatories reserve their rights in this docket to litigate all issues in this docket against parties who do not sign this Stipulation.

         O. This Agreement represents a compromise, settlement and accommodation among the Signatories, and all Signatories agree that the terms and conditions herein are interdependent and no Signatory shall be bound by any portion of this Agreement outside the context of the Agreement as a whole. If the PUCT does not accept this Agreement in any material respect as issued, the Signatories agree that any Signatory adversely affected by that material modification or inconsistency has the right to withdraw its consent from this Agreement, thereby becoming released from all commitments and obligations, and to proceed to hearing on all issues, present evidence, and advance any positions it desires as if it had not been a Signatory. If the PUCT does not adopt appropriate orders consistent with the material terms of this Agreement, the Signatories agree that neither oral nor written statements made during the course of the settlement negotiations, nor the terms of this Agreement may be used as an admission or concession of any sort nor as evidence in any proceeding. This obligation shall continue and be enforceable, even if this Agreement is terminated.

         P. Implementation of the actions contemplated in this Agreement is subject to PUCT approval of this Agreement and consummation of the AEP/CSW merger.

         Q. This Agreement expires six years from the effective date of the merger.

         R. Nothing in this Agreement shall limit the statutory power of any regulatory authority to adjudicate a contested case brought before it.

         S. This written agreement contains the entire understanding and agreement of the Signatories, supersedes all other written and oral exchanges, or arrangements or negotiations among them or their representatives with respect to the subjects contained herein; and neither this Agreement, nor any of the terms of this Agreement, may be altered, amended, waived, terminated, discharged or modified, except by a writing properly executed by the Signatories.

         T. The Signatories mutually agree that they enter into this Agreement for their exclusive benefit and the benefit of their respective lawful successors. The Signatories agree that nothing in this Agreement shall be construed to confer any right, privilege or benefit on any person or entity other than the Signatories and their respective lawful successors.

         U. This Agreement assumes the legality of the treatments and methodologies set out herein. Should any treatment or methodology used be declared illegal by either the PUCT or a court, the Signatories agree to negotiate in good faith to substitute a treatment or methodology with the same economic effect of that declared illegal.

         V. The titles assigned to each Article are for convenience only, are not part of this Agreement and shall not be considered in the resolution of any dispute or question arising with respect to this Agreement.

         W. Each signing representative warrants that he or she is duly authorized to sign this Agreement on behalf of the Signatory he or she represents. Facsimile copies of signatories are valid for purposes of evidencing execution.

         X. The Signatories may sign individual signature pages to facilitate the circulation and filing of the original of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed, approved and agreed to by the Signatories hereto in multiple counterparts each of which shall be deemed an original, on the date indicated below by the Signatories hereto, by and through their undersigned duly authorized representatives. This Agreement shall be effective and binding, as to each Signatory, as of the date of execution of each Signatory.

AMERICAN ELECTRIC POWER                     GENERAL COUNSEL OF THE PUBLIC
COMPANY INC.                                UTILITY COMMISSION OF TEXAS

By: /s/ Walter Demond                       By: /s/ Thomas S. Hunter
        -------------                               ----------------
        Walter Demond                               Thomas S. Hunter

Title:                                      Title:   Assistant General Counsel

Date:                                       Date:


CENTRAL AND SOUTH WEST                      STATE OF TEXAS
CORPORATION

By: /s/ Philip F. Ricketts                  By: /s/ Bryan Baker
    ----------------------                      ---------------
        Philip F. Ricketts                          Bryan Baker

Title:                                      Title:   Assistant Attorney General

Date:                                       Date:


OFFICE OF PUBLIC UTILITY                    TEXAS INDUSTRIAL ENERGY
COUNSEL                                     CONSUMERS

By: /s/ James K. Rourke, Jr.                By: /s/ C. Lane Mears
    ------------------------                    -----------------
        James K. Rourke, Jr.                        C. Lane Mears

Title:   Assistant Public Counsel           Title:

Date:                                       Date:

STEERING COMMITTEE OF THE                   LOW INCOME INTERVENORS
CITIES OF MCALLEN, CORPUS
CHRISTI, VICTORIA, ABILENE, BIG
LAKE, VERNON, PADUCAH

By: /s/ Geoffrey Gay                        By: /s/ Neish Carroll
    ----------------                            -----------------
        Geoffrey Gay                                Neish Carroll

Title:   Attorney                           Title:   Attorney

Date:                                       Date:

                                                                 Attachment A to
                                            Integrated Stipulation and Agreement


                                 AEP/CSW Merger
                    Net Merger Savings Rate Reduction Rider(1)


                 NET MERGER SAVINGS RATE REDUCTION RIDER AMOUNTS

         YEAR                     CPL                 SWEPCO                 WTU                  TOTAL
         ----                     ---                 ------                 ---                  -----

                                                (Thousands)
        Year 1                 $ 3,663               $ 1,127              $ 1,053               $ 5,843

        Year 2                   6,999                 2,107                2,015                11,121

        Year 3                   8,841                 2,670                2,582                14,093

        Year 4                  10,212                 3,110                3,040                16,362

        Year 5                  11,180                 3,417                3,349                17,946

        Year 6                  11,827                 3,639                3,591                19,058
                               -------               -------              -------               -------
        Total                  $52,722               $16,070              $15,630               $84,423
                               -------               -------              -------               -------

------------------
(1) See Attachment J for the total allocation of rate reduction riders set out in Attachments A and H.

                                                                 Attachment B to
                                            Integrated Stipulation and Agreement


                                 AEP/CSW Merger
                      Net Merger Savings Expense Adjustment
                        For Inclusion in Cost of Service

                       NET MERGER SAVINGS EXPENSE AMOUNTS

        YEAR                         CPL                   SWEPCO                   WTU                   TOTAL
        ----                         ---                   ------                   ---                   -----

                                                      (Thousands)

       Year 1                     $  5,982              $   1,844               $  1,713              $   9,539
       Year 2                       12,653                  3,806                  3,636                 20,095
       Year 3                       16,337                  4,931                  4,769                 26,037
       Year 4                       19,080                  5,811                  5,686                 30,577
       Year 5                       21,016                  6,424                  6,304                 33,744
       Year 6                       22,309                  6,868                  6,787                 35,964
                                  --------               --------               --------              ---------
       Total                      $ 97,377               $ 29,684               $ 28,895              $ 155,956
                                  --------               --------               --------              ---------

                                                                 Attachment C to
                                            Integrated Stipulation and Agreement
                                                                     Page 1 of 2


                                 AEP/CSW Merger
                        Amortization of Costs to Achieve

                  TRANSITION AND TRANSACTION COST AMORTIZATION

        YEAR                         CPL                   SWEPCO                  WTU                  TOTAL
        ----                         ---                   ------                  ---                  -----

                                                      (Thousands)
       Year 1                     $  4,832                $ 1,470                $ 1,418             $  7,720
       Year 2                        4,832                  1,470                  1,418                7,720
       Year 3                        4,832                  1,470                  1,418                7,720
       Year 4                        4,832                  1,470                  1,418                7,720
       Year 5                        4,832                  1,470                  1,418                7,720
       Year 6                        4,832                  1,470                  1,418                7,720
                                  --------                -------                -------             --------
       Total                      $ 28,992                $ 8,820                $ 8,508             $ 46,320
                                  --------                -------                -------             --------

                         CHANGE-IN-CONTROL AMORTIZATION


        YEAR                          CPL                 SWEPCO                   WTU                  TOTAL
        ----                          ---                 ------                   ---                  -----
                                                       (Thousands)

       Year 1                       $1,334                $   409                $   394              $  2,147
       Year 2                        1,334                    409                    394                 2,147
       Year 3                        1,334                    409                    394                 2,147
       Year 4                        1,334                    409                    394                 2,147
       Year 5                        1,334                    409                    394                 2,147
       Year 6                        1,334                    409                    394                 2,147
                                    ------                -------                -------              --------
       Total                        $8,064                $ 2,454                $ 2,364              $ 12,882
                                    ------                -------                -------              --------

                                                                 Attachment C to
                                            Integrated Stipulation and Agreement
                                                                     Page 2 of 2

                       TOTAL COST TO ACHIEVE AMORTIZATION

        YEAR                         CPL                   SWEPCO                  WTU                  TOTAL
        ----                         ---                   ------                  ---                  -----

                                                      (Thousands)

       Year 1                     $  6,176               $  1,879               $  1,812             $  9,867
       Year 2                        6,176                  1,879                  1,812                9,867
       Year 3                        6,176                  1,879                  1,812                9,867
       Year 4                        6,176                  1,879                  1,812                9,867
       Year 5                        6,176                  1,879                  1,812                9,867
       Year 6                        6,176                  1,879                  1,812                9,867
                                  --------               --------               --------             --------
       Total                      $ 37,056               $ 11,274               $ 10,872             $ 59,202
                                  --------               --------               --------             --------

                                                                 Attachment E to
                                            Integrated Stipulation and Agreement


                                 AEP/CSW Merger

                           REVENUE REQUIREMENTS CREDIT

        YEAR                         CPL                   SWEPCO                   WTU                TOTAL
        ----                         ---                   ------                   ---                -----

                                                      (Thousands)
       Year 1                     $  2,319                $   718                $    659             $  3,696
       Year 2                        5,654                  1,698                  1,621                 8,973
       Year 3                        7,496                  2,261                  2,187                11,944
       Year 4                        2,554                    779                    771                 4,104
       Year 5                        3,038                    932                    926                 4,896
       Year 6                        3,361                  1,043                  1,046                 5,450
                                  --------                -------                -------              --------
       Total                      $ 24,422                $ 7,431                $ 7,210              $ 39,063
                                  --------                -------                -------              --------

                                                                 Attachment D to
                                            Integrated Stipulation and Agreement


                      American Electric Power Company, Inc.
                     and Central and South West Corporation
                        Texas Retail Gross Merger Savings
            Source: Roberson Exhibit MDR-1 Converted to Calendar Year
                               Amounts in Dollars

             Year                           CPL                        SWEPCO                         WTU
             ----                           ---                        ------                         ---

          Year 1                         12,158,351                    3,722,895                    3,524,846
          Year 2                         18,829,238                    5,684,479                    5,448,585
          Year 3                         22,513,700                    6,809,739                    6,581,266
          Year 4                         25,256,296                    7,689,677                    7,498,009
          Year 5                         27,192,785                    8,303,151                    8,115,701
          Year 6                         28,485,394                    8,747,580                    8,598,207
          Year 7                         29,580,313                    9,116,169                    8,967,591
          Year 8                         30,061,345                    9,318,729                    9,189,807
          Year 9                         30,895,061                    9,608,775                    9,455,822
          Year 10                        31,651,550                    9,880,562                    9,718,245
                                        -----------                   ----------                   ----------
          Total                         256,624,032                   78,881,755                   77,098,137
                                        -----------                   ----------                   ----------

                                 AEP/CSW Merger                                 Attachment F to
                         Example of Application of Rate                         Integrated Stipulation and Agreement
                     Treatment of Merger Savings and Expense                    Page 1 of 3
                         Central Power and Light Company

Rate Case Initiated By The Company

                                                               Revenue Requirements Impact
                             ------------------------------------------------------------------------------------------------
                Net Merger
                  Savings                       Net Merger    Amortization         Net           Revenue          Net
                   Rate                          Savings        Of Costs         Revenue      Requirements     Base Rate
                   Rider        Achieved       Expense Adj.    To Achieve     Requirements       Credit          Impact
     Year       (Attach. A)    Savings (a)     (Attach. B)     (Attach. C)     (2)-(3)-(4)     (Attach. E)      (5)-(6)
     ----       -----------    -----------     -----------     -----------     -----------     -----------      -------
                    (1)            (2)             (3)             (4)             (5)             (6)            (7)
        Year 1  $   (3,663)
        Year 2      (6,999)  Not applicable due to rate cap unless a force majeure proceeding is initiated under Sec. 3. F.
        Year 3      (8,841)
        Year 4     (10,212)       (25,256)           19,080          6,176               -           2,554        (2,554)
        Year 5     (11,180)       (27,193)           21,016          6,176               -           3,038        (3,038)
        Year 6     (11,827)       (28,486)           22,309          6,176               -           3,361        (3,361)
                -----------  -------------    -------------   ------------   -------------    ------------
Total           $  (52,722)  $    (80,934)    $      62,405   $     18,529               -    $      8,952   $    (8,952)
                -----------  -------------    -------------   ------------   -------------    ------------   ------------

                        Revenue Requirements Impact
                ---------------------------------------------

                    Rate           Rate           Total
                  Reduction      Reduction         Rate
                    Rider          Rider          Impact
     Year        (Table H-1)    (Table H-2)   (1)+(7)+(8)+(9)
     ----        -----------    -----------   ---------------
                     (8)            (9)            (10)
        Year 1  $   (15,337)   $    (4,807)   $   (23,807)
        Year 2      (12,001)        (4,807)       (23,807)
        Year 3      (10,159)        (4,807)       (23,807)
        Year 4             -        (4,807)       (17,573)
        Year 5             -        (4,807)       (19,025)
        Year 6             -        (4,807)       (19,995)
                ------------   ------------   ------------
Total           $   (37,497)   $   (28,842)   $  (128,014)
                ------------   ------------   ------------



Rate Case Initiated By A Signatory Other Than The Company

                                                           Revenue Requirements Impact
                             ---------------------------------------------------------------------------------------------
                  Merger
                  Savings                       Net Merger    Amortization         Net           Revenue          Net
                   Rate                          Savings        Of Costs         Revenue      Requirements     Base Rate
                   Rider        Achieved       Expense Adj.    To Achieve     Requirements       Credit          Impact
     Year       (Attach. A)    Savings (a)     (Attach. B)     (Attach. C)     (2)-(3)-(4)     (Attach. E)      (5)-(6)
     ----       -----------    -----------     -----------     -----------     -----------     -----------      -------
                    (1)            (2)             (3)             (4)             (5)             (6)            (7)
        Year 1  $   (3,663)
        Year 2      (6,999)  Not applicable due to rate freeze.
        Year 3      (8,841)       (22,514)           16,337          6,176               -               -              -
        Year 4     (10,212)       (25,256)           19,080          6,176               -               -              -
        Year 5     (11,180)       (27,193)           21,016          6,176               -               -              -
        Year 6     (11,827)       (28,486)           22,309          6,176               -               -              -
                -----------  -------------    -------------   ------------   -------------    ------------   ------------
Total           $  (52,722)  $   (103,448)    $      78,742   $     24,705               -    $          -   $          -
                -----------  -------------    -------------   ------------   -------------    ------------   ------------

                         Revenue Requirements Impact
                ---------------------------------------------

                    Rate           Rate           Total
                  Reduction      Reduction         Rate
                    Rider          Rider          Impact
     Year        (Table H-1)    (Table H-2)   (1)+(7)+(8)+(9)
     ----        -----------    -----------   ---------------
                     (8)            (9)            (10)
        Year 1  $   (15,337)   $    (4,807)   $   (23,807)
        Year 2      (12,001)        (4,807)       (23,807)
        Year 3      (10,159)        (4,807)       (23,807)
        Year 4       (8,788)        (4,807)       (23,807)
        Year 5       (7,820)        (4,807)       (23,807)
        Year 6       (7,173)        (4,807)       (23,807)
                ------------   ------------   ------------
Total           $   (61,278)   $   (28,842)   $  (142,842)
                ------------   ------------   ------------


Note (a) Achieved savings are the reduction in cost of service from gross merger savings as shown in Roberson Exhibit MDR-1.

                                 AEP/CSW Merger                                 Attachment F to
                         Example of Application of Rate                         Integrated Stipulation and Agreement
                     Treatment of Merger Savings and Expense                    Page 2 of 3
                       Southwestern Electric Power Company

Rate Case Initiated By The Company

                                                            Revenue Requirements Impact
                             -----------------------------------------------------------------------------------------------
                Net Merger
                  Savings                       Net Merger    Amortization         Net           Revenue          Net
                   Rate                          Savings        Of Costs         Revenue      Requirements     Base Rate
                   Rider        Achieved       Expense Adj.    To Achieve     Requirements       Credit          Impact
     Year       (Attach. A)    Savings (a)     (Attach. B)     (Attach. C)     (2)-(3)-(4)     (Attach. E)      (5)-(6)
     ----       -----------    -----------     -----------     -----------     -----------     -----------      -------
                    (1)            (2)             (3)             (4)             (5)             (6)            (7)
        Year 1  $   (1,127)
        Year 2      (2,107)   Not applicable due to rate cap unless a force majeure proceeding is initiated under Sec. 3.
                                                                        F. (4).
        Year 3      (2,670)
        Year 4      (3,110)        (7,690)            5,811          1,879                -            779          (779)
        Year 5      (3,417)        (8,303)            6,424          1,879                -            932          (932)
        Year 6      (3,639)        (8,747)            6,868          1,879                -          1,043        (1,043)
                -----------  -------------    -------------   ------------    -------------   ------------   ------------
Total           $  (16,070)  $    (24,740)    $      19,104   $      5,637               -    $      2,753   $    (2,753)
                -----------  -------------    -------------   ------------    -------------   ------------   ------------

                         Revenue Requirements Impact
                ---------------------------------------------

                    Rate           Rate           Total
                  Reduction      Reduction         Rate
                    Rider          Rider          Impact
     Year        (Table H-1)    (Table H-2)   (1)+(7)+(8)+(9)
     ----        -----------    -----------   ---------------
                     (8)            (9)            (10)
        Year 1  $    (4,873)   $    (1,013)   $    (7,013)
        Year 2       (3,893)        (1,013)        (7,013)

        Year 3       (3,330)        (1,013)        (7,013)
        Year 4             -        (1,013)        (4,902)
        Year 5             -        (1,013)        (5,362)
        Year 6             -        (1,013)        (5,695)
                ------------   ------------   ------------
Total           $   (12,096)   $    (6,080)   $   (36,999)
                ------------   ------------   ------------


Rate Case Initiated By A Signatory Other Than The Company

                                                          Revenue Requirements Impact
                             ----------------------------------------------------------------------------------------------
                  Merger
                  Savings                       Net Merger    Amortization         Net           Revenue          Net
                   Rate                          Savings        Of Costs         Revenue      Requirements     Base Rate
                   Rider        Achieved       Expense Adj.    To Achieve     Requirements       Credit          Impact
     Year       (Attach. A)    Savings (a)     (Attach. B)     (Attach. C)     (2)-(3)-(4)     (Attach. E)      (5)-(6)
     ----       -----------    -----------     -----------     -----------     -----------     -----------      -------
                    (1)            (2)             (3)             (4)             (5)             (6)            (7)
        Year 1  $   (1,127)
        Year 2      (2,107)  Not applicable due to rate freeze.
        Year 3      (2,670)        (6,810)            4,931          1,879               -               -              -
        Year 4      (3,110)        (7,690)            5,811          1,879               -               -              -
        Year 5      (3,417)        (8,303)            6,424          1,879               -               -              -
        Year 6      (3,639)        (8,747)            6,868          1,879               -               -              -
                -----------  -------------    -------------   ------------   -------------    ------------   ------------
Total           $  (16,070)  $    (31,550)    $      24,035   $      7,515               -    $          -   $          -
                -----------  -------------    -------------   ------------   -------------    ------------   ------------

                      Revenue Requirements Impact
                ---------------------------------------------

                    Rate           Rate           Total
                  Reduction      Reduction         Rate
                    Rider          Rider          Impact
     Year        (Table H-1)    (Table H-2)   (1)+(7)+(8)+(9)
     ----        -----------    -----------   ---------------
                     (8)            (9)            (10)
        Year 1  $    (4,873)   $    (1,013)   $    (7,013)
        Year 2       (3,893)        (1,013)        (7,013)
        Year 3       (3,330)        (1,013)        (7,013)
        Year 4       (2,890)        (1,013)        (7,013)
        Year 5       (2,583)        (1,013)        (7,013)
        Year 6       (2,361)        (1,013)        (7,013)
                ------------   ------------   ------------
Total           $   (19,931)   $    (6,080)   $   (42,080)
                ------------   ------------   ------------


Note (a) Achieved savings are the reduction in cost of service from gross merger savings as shown in Roberson Exhibit MDR-1.

                                 AEP/CSW Merger                                 Attachment F to
                         Example of Application of Rate                         Integrated Stipulation and Agreement
                     Treatment of Merger Savings and Expense                    Page 3 of 3
                          West Texas Utilities Company


Rate Case Initiated By The Company

                                                                Revenue Requirements Impact
                             ------------------------------------------------------------------------------------------------
                Net Merger
                  Savings                       Net Merger    Amortization         Net           Revenue          Net
                   Rate                          Savings        Of Costs         Revenue      Requirements     Base Rate
                   Rider        Achieved       Expense Adj.    To Achieve     Requirements       Credit          Impact
     Year       (Attach. A)    Savings (a)     (Attach. B)     (Attach. C)     (2)-(3)-(4)     (Attach. E)      (5)-(6)
     ----       -----------    -----------     -----------     -----------     -----------     -----------      -------
                    (1)            (2)             (3)             (4)             (5)             (6)            (7)
        Year 1  $   (1,053)
        Year 2      (2,015)   Not applicable due to rate cap unless a force majeure proceeding is initiated under Sec. 3.
                                                                        F. (4).
        Year 3      (2,582)
        Year 4      (3,040)        (7,498)            5,686          1,812               -             771          (771)
        Year 5      (3,349)        (8,116)            6,304          1,812               -             926          (926)
        Year 6      (3,592)        (8,599)            6,787          1,812               -           1,046        (1,046)
                -----------  -------------    -------------   ------------   -------------    ------------   ------------
Total           $  (15,631)  $    (24,212)    $      18,776   $      5,436               -    $      2,743   $    (2,743)
                -----------  -------------    -------------   ------------   -------------    ------------   ------------

                         Revenue Requirements Impact
                ---------------------------------------------

                    Rate           Rate           Total
                  Reduction      Reduction         Rate
                    Rider          Rider          Impact
     Year        (Table H-1)    (Table H-2)   (1)+(7)+(8)+(9)
     ----        -----------    -----------   ---------------
                     (8)            (9)            (10)
        Year 1  $    (3,947)   $    (1,013)   $    (6,013)
        Year 2       (2,985)        (1,013)        (6,013)

        Year 3       (2,418)        (1,013)        (6,013)
        Year 4             -        (1,013)        (4,825)
        Year 5             -        (1,013)        (5,288)
        Year 6             -        (1,013)        (5,652)
                ------------   ------------   ------------
Total           $    (9,350)   $    (6,080)   $   (33,804)
                ------------   ------------   ------------


Rate Case Initiated By A Signatory Other Than The Company

                                                             Revenue Requirements Impact
                             --------------------------------------------------------------------------------------------
                  Merger
                  Savings                       Net Merger    Amortization         Net           Revenue          Net
                   Rate                          Savings        Of Costs         Revenue      Requirements     Base Rate
                   Rider        Achieved       Expense Adj.    To Achieve     Requirements       Credit          Impact
     Year       (Attach. A)    Savings (a)     (Attach. B)     (Attach. C)     (2)-(3)-(4)     (Attach. E)      (5)-(6)
     ----       -----------    -----------     -----------     -----------     -----------     -----------      -------
                    (1)            (2)             (3)             (4)             (5)             (6)            (7)
        Year 1  $   (1,053)
        Year 2      (2,015)  Not applicable due to rate freeze.
        Year 3      (2,582)        (6,581)            4,769          1,812               -               -              -
        Year 4      (3,040)        (7,498)            5,686          1,812               -               -              -
        Year 5      (3,349)        (8,116)            6,304          1,812               -               -              -
        Year 6      (3,592)        (8,599)            6,787          1,812               -               -              -
                -----------  -------------    -------------   ------------   -------------    ------------   ------------
Total           $  (15,631)  $    (30,793)    $      23,545   $      7,248               -    $          -   $          -
                -----------  -------------    -------------   ------------   -------------    ------------   ------------

                          Revenue Requirements Impact
                ---------------------------------------------

                    Rate           Rate           Total
                  Reduction      Reduction         Rate
                    Rider          Rider          Impact
     Year        (Table H-1)    (Table H-2)   (1)+(7)+(8)+(9)
     ----        -----------    -----------   ---------------
                     (8)            (9)            (10)
        Year 1  $    (3,947)   $    (1,013)   $    (6,013)
        Year 2       (2,985)        (1,013)        (6,013)
        Year 3       (2,418)        (1,013)        (6,013)
        Year 4       (1,960)        (1,013)        (6,013)
        Year 5       (1,651)        (1,013)        (6,013)
        Year 6       (1,410)        (1,013)        (6,016)
                ------------   ------------   ------------
Total           $   (14,370)   $    (6,080)   $   (36,081)
                ------------   ------------   ------------



Note (a) Achieved savings are the reduction in cost of service from gross merger savings as shown in Roberson Exhibit MDR-1.

                                                                 Attachment G to
                                            Integrated Stipulation and Agreement


         In the event that future statutes provide that, upon the commencement to customer choice, CPL is not required to serve large commercial and industrial customers having loads above 1000 KW (which at the current time constitutes 550 MW of load), that amount would be deducted from CPL's recall right of 1354 MW on the date customer choice begins. Assuming CPL's large commercial and industrial load does not change, CPL's buyback rights would be 804 MW (1354 MW - 550 MW). However, if CPL is involuntarily designated as a provider of last resort and under the new statute must offer a provider of last resort service to large commercial and industrial customers, its recall rights would not be diminished because it retains the legal obligation to serve those customers.

                                                                Attachment H to
                                           Integrated Stipulation and Agreement
                                                                    Page 1 of 3

               Settlement of Pending and Potential Rate Litigation

1. Additional rate decreases. In addition to the merger related rate reduction riders and in consideration for the partial settlement of the currently pending appeal of the CPL rate order and in consideration for the full settlement of the currently pending appeal of the SWEPCO fuel reconciliation proceeding and to recognize that the WTU rate freeze expired in October 1998, the Merged Company agrees to implement rate reduction riders which reflect the rate reductions on Page 3 of this Attachment beginning on the first revenue month after the effective date of the merger. Each rate decrease amount shown in Table H-1 on page 3 of this Attachment will be allocated to customer classes based upon base rate revenues and will be credited to customers based upon a percentage of monthly base rate charges as shown in H-1a. Each rate decrease amount shown in Table H-2 on page 3 of this Attachment will be allocated to customer classes as shown on Table H-2a. The rate reduction rider (Table H-1 of Attachment H) for each Texas operating company will cease upon the effective date of new base rates for such company established pursuant to Section 36.151 or Section 36.101, PURA. In the absence of the establishment of new base rates for a Texas Operating Company during the six year period, the rate reduction rider (Table H-1) for each Texas Operating will continue to apply in the years following the end of year six until new base rates for such Texas Operating Company are established. The supplemental rate reduction rider (Table H-2 of Attachment H) will remain in effect notwithstanding any base rate proceeding during the six year period after the effective date of the merger and will continue to apply in the years following the end of year six until base rates for the Texas Operating Company are changed.

      All rate reduction riders will be credited to customers in accordance with Attachment I.

2. Within 30 days of the effective date of the merger, SWEPCO will withdraw its pending appeal of its fuel reconciliation proceeding in Docket No. 17460 pursuant to the following provisions:

            a. Approval by the PUCT of the settlement of Docket No. 19265 including all material provisions of the regulatory plan consistent with Section 9.0. of the Stipulation;

            b. Agreement by all Signatories to this Agreement except General Counsel that they will not initiate a base rate proceeding against SWEPCO which would result in a change in base rates prior to January 1, 2001; and

            c. Agreement by all Signatories to this Agreement that transmission equalization payments and receipts for intra-CSW System transactions will be treated as base rate items in future proceedings for all Texas operating companies.

3. Within 30 days of the effective date of the merger, CPL will withdraw from its pending appeal of Docket No. 14965 all issues which pertain to Points of Error Nos. 15 and 16 in CPL's Third Motion of Rehearing filed with the PUCT (related to the lawfulness of the mandated glide path rate reductions in 1998 and 1999) pursuant to the following provisions:

            a. Approval by the PUCT of the settlement of Docket No. 19265 including all material provisions of the regulatory plan consistent with Section 9.0. of the Stipulation;

            b. Agreement by all Signatories to this Agreement except General Counsel that they will not initiate a base rate proceeding against CPL which would result in the change in base rates prior to January 1, 2001;

            c. CPL will have the right to continue to litigate all issues in its appeal other than those related to the mandated glide path rate reductions; and

            d. In consideration for the commitments made in this Attachment H, CPL will extend the terms of the Docket No. 12820 Stipulation to include a pre-tax ECOM amortization of $20,000,000 per year in 2000 and 2001 and a pre-tax ECOM amortization of $5,000,000 per year in the years 2002 through 2005.

4. All Signatories to this Agreement except General Counsel agree that they will not initiate a base rate proceeding against WTU which would result in a change in base rates to be effective prior to January 1, 2001.

5. The annual base rate reduction amounts are net, "bottom-line" amounts not subject to any offset.

6. The Texas operating companies agree to implement the above rate decreases in the manner and amounts described above notwithstanding any changes to the current regulatory structure in Texas or implementation of a legislatively-mandated rate freeze. In the event the retail electric restructuring deregulation legislation is implemented in Texas including any required divestiture, unbundling or restructuring, the Texas operating companies agree to apply the regulatory plan's provisions to regulated rates of their customers.

7. The Signatories agree that any legislatively mandated reductions or credits to base rates that are part of any retail electric deregulation legislation implemented in Texas shall not diminish or offset but shall be in addition to the base rate reductions established in this proceeding.

8. In the event that future statutes provide that, upon the commencement to customer choice. CPL is not required to serve large commercial and industrial customers having loads above 1000 KW (which at the current time constitutes 550 MW of load), that amount would be deducted from CPL's recall right of 1354 MW on the date customer choice begins. Assuming CPL's large commercial and industrial load does not change,

      CPL's buyback rights would be 804 MW (1354 MW - 550 MW). However, if CPL is involuntarily designated as a provider of last resort and under the new statute must offer provider of last resort service to large commercial and industrial customers, its recall rights would not be diminished because it retains the legal obligation to serve those customers.

                                                                Attachment H to
                                           Integrated Stipulation and Agreement
                                                                    Page 3 of 3

                                 AEP/CSW Merger
                           Revenue Requirements Credit

                                    Table H-1
                          Rate Reduction Rider Amounts

Year              CPL             SWEPCO            WTU             Total
----              ---             ------            ---             -----
                               (Thousands)
Year 1          $15,337          $ 4,873          $ 3,947          $24,157

Year 2           12,001            3,893            2,985           18,879

Year 3           10,159            3,330            2,418           15,907

Year 4            8,788            2,890            1,960           13,638

Year 5            7,820            2,583            1,651           12,054

Year 6            7,173            2,361            1,409           10,943
                -------          -------          -------          -------

Total           $61,278          $19,930          $14,370          $95,578
                -------          -------          -------          -------


                                    Table H-2
                    Supplemental Rate Reduction Rider Amounts

 Year               CPL                 SWEPCO                WTU                 Total
 ----               ---                 ------                ---                 -----
Year 1          $ 4,806,667          $ 1,013,334          $ 1,013,333          $ 6,833,334

Year 2          $ 4,806,667          $ 1,013,334          $ 1,013,333          $ 6,833,334

Year 3          $ 4,806,667          $ 1,013,333          $ 1,013,333          $ 6,833,333

Year 4          $ 4,806,667          $ 1,013,333          $ 1,013,333          $ 6,833,333

Year 5          $ 4,806,666          $ 1,013,333          $ 1,013,334          $ 6,833,333

Year 6          $ 4,806,666          $ 1,013,333          $ 1,013,334          $ 6,833,333
                -----------          -----------          -----------          -----------

Total           $28,840,000          $ 6,080,000          $ 6,080,000          $41,000,000
                -----------          -----------          -----------          -----------

                                                                 Attachment J to
                                            Integrated Stipulation and Agreement

                                 AEP/CSW Merger
              Allocation of Combined Attachment A and Attachment H
                              Rate Reduction Riders

Central Power and Light
  Company
Major Rate Class                   Year 1        Year 2        Year 3        Year 4        Year 5        Year 6          Total
-----------------------------   -----------   -----------   -----------   -----------   -----------   -----------   ------------
Residential                     $10,213,347   $10,870,000   $11,233,975   $11,504,214   $11,695,018   $11,822,546   $ 67,340,000
Commercial & Small Industrial    10,733,270    10,215,576     9,907,640     9,678,443     9,516,615     9,408,456     59,500,000
Large Industrial                  2,149,572     2,106,448     2,082,635     2,052,399     2,052,399     9,408,456     12,500,000
Lighting                            670,478       613,743       582,417       559,098       542,634       531,630      3,500,000
                                -----------   -----------   -----------   -----------   -----------   -----------   ------------
         Total                   23,806,667    23,806,667    23,806,667    23,806,667    23,806,666    23,806,666    142,840,000
                                -----------   -----------   -----------   -----------   -----------   -----------   ------------

Southwestern Electric Power
  Company
Major Rate Class                   Year 1        Year 2        Year 3        Year 4        Year 5        Year 6          Total
-----------------------------   -----------   -----------   -----------   -----------   -----------   -----------   ------------
Residential                     $ 2,686,497   $ 2,870,327   $ 2,975,942   $ 3,058,470   $ 3,116,063   $ 3,157,701   $ 17,865,000
Commercial & Small Industrial     2,655,165     2,557,145     2,500,834     2,456,825     2,426,117     2,403,914     15,000,000
Industrial                        1,439,959     1,372,602     1,333,899     1,303,667     1,282,564     1,267,309      8,000,000
Municipal                            66,342        62,863        60,863        59,300        58,210        57,422        365,000
Lighting                            165,371       150,397       141,795       135,071       130,379       126,987        850,000
                                -----------   -----------   -----------   -----------   -----------   -----------   ------------
         Total                    7,013,334     7,013,334     7,013,333     7,013,333     7,013,333     7,013,333     42,080,000
                                -----------   -----------   -----------   -----------   -----------   -----------   ------------

West Texas Utilities Company
Major Rate Class                   Year 1        Year 2        Year 3        Year 4        Year 5        Year 6          Total
-----------------------------   -----------   -----------   -----------   -----------   -----------   -----------   ------------
Residential                     $ 2,859,319   $ 2,987,880   $ 3,063,422   $ 3,165,611   $ 3,165,611   $ 3,199,327   $ 18,400,000
Commercial & Small Industrial     2,109,592     2,041,488     2,001,488     1,969,229     1,947,440     1,930,736     12,000,000
Industrial                          719,716       686.782       667,419       651,777       641,228       633,078      4,000,000
Municipal                           209,687       193,339       183,715       175,939       170,696       166,624      1,100,000
Lighting                            115,019       103,844        97,262        91,947        88,359        83,569        580,000
                                -----------   -----------   -----------   -----------   -----------   -----------   ------------
         Total                    6,013,333     6,013,333     6,013,333     6,013,333     6,013,334     6,013,334     36,080,000
                                -----------   -----------   -----------   -----------   -----------   -----------   ------------

Texas Operating Companies
Major Rate Class                   Year 1        Year 2        Year 3        Year 4        Year 5        Year 6          Total
-----------------------------   -----------   -----------   -----------   -----------   -----------   -----------   ------------
Residential                     $15,759,163   $16,729,107   $17,273,339   $17,687,125   $17,976,692   $18,179,574   $103,605,000
Commercial & Small Industrial    15,538,027    14,814,209    14,409,989    14,104,497    13,890,172    13,743,106     86,500,000
Industrial                        4,309,247     4,165,832     4,083,953     4,020,356     3,976,191     3,944,421     24,500,000
Municipal                           276,029       256,202       244,578       235,239       228,906       224,046      1,465,000
Lighting                            950,868       867,984       821,474       786,116       761,372       742,186      4,930,000
                                -----------   -----------   -----------   -----------   -----------   -----------   ------------
         Total                   36,833,334    36,833,334    36,833,333    36,833,333    36,833,333    36,833,333    221,000,000
                                -----------   -----------   -----------   -----------   -----------   -----------   ------------

                                                                       Table A-1

                                 AEP/CSW Merger
       Allocation of Attachment A Net Merger Savings Rate Reduction Rider

Central Power and Light
  Company
Major Rate Class                       Year 1       Year 2       Year 3        Year 4        Year 5        Year 6         Total
-----------------------------      ----------   ----------   ----------   -----------   -----------   -----------   -----------
Residential                        $2,306,088   $4,406,307   $5,565,959   $ 6,429,090   $ 7,038,508   $ 7,445,832   $33,191,784
Commercial & Small Industrial       1,044,736    1,996,209    2,521,574     2,912,601     3,188,687     3,373,223    15,037,030
Large Industrial                      261,472      499,603      631,088       728,953       798,051       844,235     3,763,402
Lighting                               50,704       96,881      122,379       141,356       154,754       163,710       729,784
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
         Total                      3,663,000    6,999,000    8,841,000    10,212,000    11,180,000    11,827,000    52,722,000
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------


Southwestern Electric Power
  Company
Major Rate Class                       Year 1       Year 2       Year 3        Year 4        Year 5        Year 6         Total
-----------------------------      ----------   ----------   ----------   -----------   -----------   -----------   -----------
Residential                        $  650,519   $1,216,188   $1,541,165   $ 1,795,133   $ 1,972,341   $ 2,100,477   $ 9,275,823
Commercial & Small Industrial         308,428      576,628      730,707       851,123       935,139       995,896     4,397,921
Large Industrial                      147,622      275,982      349,719       407,359       447,569       476,650     2,104,901
Municipal                               9,100       17,015       21,561        25,113        27,592        29,385       129,766
Lighting                               11,331       21,187       26,848        31,272        34,359        36,592       161,589
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
         Total                      1,127,000    2,107,000    2,670,000     3,110,000     3,417,000     3,639,000    16,070,000
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------


West Texas Utilities Company
Major Rate Class                       Year 1       Year 2       Year 3        Year 4        Year 5        Year 6         Total
-----------------------------      ----------   ----------   ----------   -----------   -----------   -----------   -----------
Residential                        $  640,381   $1,226,171   $1,571,205   $ 1,849,909   $ 2,037,941   $ 2,186,204   $ 9,511,811
Commercial & Small Industrial         297,969      569,646      729,938       859,416       946,769     1,015,183     4,418,921
Large Industrial                       86,521      165,407      211,948       249,543       274,911       294,776     1,283,106
Municipal                              20,142       38,507       49,343        58,095        64,001        68,625       298,713
Lighting                                7,987       15,269       19,566        23,037        25,378        26,212       117,449
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------
         Total                      1,053,000    2,015,000    2,582,000     3,040,000     3,349,000     3,591,000    15,630,000
                                   ----------   ----------   ----------   -----------   -----------   -----------   -----------

                                                                      Table H-1a

                                 AEP/CSW Merger
                  Allocation of Table H-1 Rate Reduction Rider


Central Power and Light
  Company
Major Rate Class                        Year 1        Year 2        Year 3       Year 4       Year 5       Year 6         Total
-----------------------------      -----------   -----------   -----------   ----------   ----------   ----------   -----------
Residential                        $ 6,632,530   $ 5,189,865   $ 4,393,288   $3,800,396   $3,381,782   $3,101,986   $26,499,847
Commercial & Small Industrial        6,938,284     5,429,117     4,595,816    3,975,591    3,537,678    3,244,983    27,721,469
Large Industrial                     1,293,050     1,011,795       856,497      740,909      659,298      604,749     5,166,298
Lighting                               473,136       370,223       313,399      271,104      241,242      221,282     1,890,386
                                   -----------   -----------   -----------   ----------   ----------   ----------   -----------
      Total                         15,337,000    12,001,000    10,159,000    8,788,000    7,820,000    7,173,000    61,278,000
                                   -----------   -----------   -----------   ----------   ----------   ----------   -----------


Southwestern Electric Power
  Company
Major Rate Class                        Year 1        Year 2        Year 3       Year 4       Year 5       Year 6         Total
-----------------------------      -----------   -----------   -----------   ----------   ----------   ----------   -----------
Residential                        $ 1,898,672   $ 1,516,833   $ 1,297,472   $1,126,032   $1,006,417   $  919,919   $ 7,765,345
Commercial & Small Industrial        1,821,012     1,454,792     1,244,402    1,079,976      965,252      882,292     7,447,726
Large Industrial                       973,198       777,481       665,041      577,170      515,857      471,521     3,980,268
Municipal                               56,657        45,263        38,717       33,602       30,032       27,451      231,722
Lighting                               123,461        98,631        84,368       73,220       65,442       59,817      504,939
                                   -----------   -----------   -----------   ----------   ----------   ----------   -----------
      Total                          4,873,000     3,893,000     3,330,000    2,890,000    2,583,000    2,361,000    19,930,000
                                   -----------   -----------   -----------   ----------   ----------   ----------   -----------


West Texas Utilities Company
Major Rate Class                        Year 1        Year 2        Year 3       Year 4       Year 5       Year 6         Total
-----------------------------      -----------   -----------   -----------   ----------   ----------   ----------   -----------
Residential                        $ 1,875,981   $ 1,418,752   $ 1,149,260   $  931,574   $  784,712   $  670,165   $ 6,830,441
Commercial & General Service         1,394,083     1,054,302       854,037      692,274      583,132      498,013     5,075,841
Industrial                             458,784       346,964       281,060      227,823      191,906      163,892     1,670,429
Municipal                              142,424       107,711        70,724       59,574       50,878      518,562        87,251
Lighting                                75,728        57,271        46,392       37,605       31,676       28,052       274,724
                                   -----------   -----------   -----------   ----------   ----------   ----------   -----------
      Total                          3,947,000     2,985,000     2,418,000    1,960,000    1,651,000    1,409,000    14,370,000
                                   -----------   -----------   -----------   ----------   ----------   ----------   -----------

                                                                      Table H-2a

                                 AEP/CSW Merger
            Allocation of Table H-2 Supplemental Rate Reduction Rider


Central Power and Light
  Company
Major Rate Class                       Year 1       Year 2       Year 3       Year 4       Year 5       Year 6         Total
-----------------------------      ----------   ----------   ----------   ----------   ----------   ----------   -----------
Residential                        $1,274,729   $1,274,728   $1,274,728   $1,274,728   $1,274,728   $1,274,728   $ 7,648,369
Commercial & Small Industrial       2,790,250    2,790,250    2,790,250    2,790,251    2,790,250    2,790,250    16,741,501
Large Industrial                      595,050      595,050      595,050      595,050      595,050      595,050     3,570,300
Lighting                              146,638      146,639      146,639      146,638      146,638      146,638       879,830
                                   ----------   ----------   ----------   ----------   ----------   ----------   -----------
      Total                         4,806,667    4,806,667    4,806,667    4,806,667    4,806,666    4,806,666    28,840,000
                                   ----------   ----------   ----------   ----------   ----------   ----------   -----------



Southwestern Electric Power
  Company
Major Rate Class                       Year 1       Year 2       Year 3       Year 4       Year 5       Year 6         Total
-----------------------------      ----------   ----------   ----------   ----------   ----------   ----------   -----------
Residential                        $  137,306   $  137,306   $  137,305   $  137,305   $  137,305   $  137,305   $   823,832
Commercial & Small Industrial         525,725      525,725      525,725      525,726      525,726      525,726     3,154,353
Large Industrial                      319,139      319,139      319,139      319,138      319,138      319,138     1,914,831
Municipal                                 585          585          585          586          586          586         3,512
Lighting                               30,579       30,579       30,579       30,578       30,578       30,579        183,472
                                   ----------   ----------   ----------   ----------   ----------   ----------   -----------
      Total                         1,013,334    1,013,334    1,013,333    1,013,333    1,013,333    1,013,333     6,080,000
                                   ----------   ----------   ----------   ----------   ----------   ----------   -----------


West Texas Utilities Company
Major Rate Class                       Year 1       Year 2       Year 3       Year 4       Year 5       Year 6         Total
-----------------------------      ----------   ----------   ----------   ----------   ----------   ----------   -----------
Residential                        $  342,957   $  342,957   $  342,957   $  342,958   $  342,958   $  342,958   $ 2,057,745
Commercial & General Service          417,540      417,540      417,540      417,539      417,539      417,540     2,505,238
Industrial                            174,411      174,411      174,411      174,411      174,411      174,410     1,046,465
Municipal                              47,121       47,121       47,121       47,120       47,121       47,121       282,725
Lighting                               31,304       31,304       31,304       31,305       31,305       31,305       187,827
                                   ----------   ----------   ----------   ----------   ----------   ----------   -----------
      Total                         1,013,333    1,013,333    1,013,333    1,013,333    1,013,334    1,013,334     6,080,000
                                   ----------   ----------   ----------   ----------   ----------   ----------   -----------

                                                                Attachment I to
                               Integrated Stipulation and Agreement Page 1 of 2



           Principles for Texas Merger Retail Decrease Implementation


1. Riders for each Company will be implemented annually to refund the negotiated decrease amounts to major rate classes through a credit to individual customers bills based on projections of base rate revenues for each individual rate class.

2. The negotiated decrease amounts (merger and rate reduction) by major rate class will be allocated to the individual rate classes within each major rate class based upon projected base rate revenues. The resulting base rate revenue credits will be an equal percentage of projected base rate revenues for individual rate classes within a major rate class.

3. Projected base rate revenues will include all retail base rate revenues with the exception of revenues associated with miscellaneous services, fees and facility rentals. Projected base rate revenues for each individual rate class will be based upon consecutive twelve month periods, not necessarily a calendar year.

4. The individual rate class refund factors will be calculated by dividing the base rate revenue credits assigned to that rate class, determined in #2 above, by the corresponding annual projected base revenue for that rate class.

5. The year one refund factors will be filed with the PUCT 30 days prior to the anticipated effective date of the merger. These factors will be implemented as of the first day of the first billing month after the effective date of the merger and will be applicable for the initial 12 month period. The approval of this settlement by the PUCT will establish the refund methodology and all other compliance filings for annual refund factors will be administrative in nature.

6. No less than 60 days prior to the expiration of the current refund factors, each Texas operating Company will make compliance filings to implement new refund factors for the upcoming 12 month period. These factors will be based on the refund amounts for the upcoming year plus any true-up amounts from the prior 12 month period.

7. Due to the timing of these compliance filings, the exact amount of the current 12 month's over/under refund balance (true-up) will not be known at the time the next 12 month's refund factors are calculated. Estimates will need to be made for any periods (possibly two or three months) for which actual data is not available for the purposes of determining the amount of over/under refund balance to be included in the design of the net 12 month's refund factors. The annual true-up of the refund amount, plus interest calculated in conformance with the provisions of the PUCT's fuel rule governing reconciliation proceedings (PUCT Substantive Rule 23.23(b)), will continue until such time as the refund factor is no longer applicable. At such time that the refund factors are no longer applicable, each Texas operating Company will true-up the over/under refund balance for any prior outstanding months which were estimated.

8. For purposes of the calculation of over/under refund balances each Texas operating Company will keep the balances of the refunds by individual rate class and any over/under balances will be included in the calculation of the next 12 month's refund factor for that individual rate class.

9. In the event of industry restructuring legislation, the base rate revenue credits will be maintained by individual rate class, to the extent possible, although it is impossible to formulate a specific plan at this time. If and when restructuring legislation is enacted, the Applicants will submit a plan for PUCT approval to allocate the credits set forth in Attachments A and H consistent with Sections 3.C, 3.F(8) and Attachment H,
      Section 6.